Exhibit 10.1

CUSTOMER CUSIP NUMBER: 92910VAA5

REVOLVER CUSIP NUMBER: 92910VAB3

TERM LOAN CUSIP NUMBER: 92910VAC1

CREDIT AGREEMENT

Dated August 22, 2012

by and among

VOYETRA TURTLE BEACH, INC.,

as the Borrower,

VTB HOLDINGS, INC.,

as Holdings,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS

FROM TIME TO TIME PARTIES HERETO,

as the Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Issuer and Swingline Lender,

PNC CAPITAL MARKETS LLC,

as Joint Lead Arranger and Sole Bookrunner,

MANUFACTURERS AND TRADERS TRUST COMPANY,

SILICON VALLEY BANK

and

CITIBANK, N.A.,

as Joint Lead Arranger and Co-Syndication Agent,

and

NATIONAL PENN BANK

and

SUMITOMO MITSUI BANKING CORP.,

as Co-Documentation Agent

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Schedule I	-	Initial Commitments
Schedule II	-	Borrowing Base Formula
Schedule 1.1	-	Existing Letters of Credit
Schedule 1.2	-	Specified Closing Date Holders
Schedule 1.3	-	Fiscal Quarter
Schedule 1.4	-	Fiscal Year
Schedule 6.8	-	Subsidiaries and Capitalization
Schedule 6.9	-	Real Estate
Schedule 6.11	-	Pension and Welfare Plans

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Schedule 6.16	-	Labor Issues
Schedule 6.22	-	Material Contracts
Schedule 6.26	-	Location of Bank Accounts
Schedule 6.27	-	Affiliate Transactions
Schedule 10.2	-	Existing Indebtedness
Schedule 10.3	-	Existing Liens
Schedule 10.4	-	Existing Investments

Exhibit A-1	-	Form of Revolving Note
Exhibit A-2	-	Form of Swing Loan Note
Exhibit A-3	-	Form of Term Loan Note
Exhibit B-1	-	Form of Borrowing Request
Exhibit B-2	-	Form of Issuance Request
Exhibit C	-	Form of Continuation/Conversion Notice
Exhibit D	-	Form of Borrowing Base Certificate
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Lender Assignment Agreement
Exhibit G	-	Form of Guaranty Agreement
Exhibit H	-	Form of Perfection Certificate
Exhibit I-1	-	Form of U.S. Tax Compliance Certificate
Exhibit I-2	-	Form of U.S. Tax Compliance Certificate
Exhibit I-3	-	Form of U.S. Tax Compliance Certificate
Exhibit I-4	-	Form of U.S. Tax Compliance Certificate

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated August 22, 2012, is by and among VOYETRA TURTLE BEACH, INC., a Delaware corporation (the “Borrower”), VTB HOLDINGS, INC., a Delaware corporation (“Holdings”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as administrative and collateral agent for the Lenders (in such capacity, the “Agent”), as Swingline Lender and as the Issuer hereunder, PNC CAPITAL MARKETS LLC, as a Joint Lead Arranger and Sole Bookrunner, Manufacturers and Traders Trust Company, Silicon Valley Bank, and Citibank, N.A., each as a Lender, Joint Lead Arranger and Co-Syndication Agent (collectively, the “Syndication Agent”), and National Penn Bank and Sumitomo Mitsui Banking Corp., each as a Lender and Co-Documentation Agent (collectively, the “Documentation Agent”).

BACKGROUND

The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement for use by the Borrower to (i) partially finance the Permitted Distribution, (ii) provide for ongoing working capital needs, including the issuance of Letters of Credit, and (iii) other general corporate purposes including Capital Expenditures.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be legally bound hereby, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. The following terms, when used in this Agreement, including its preamble and background, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Adjusted Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the sum of (i) Federal Funds Open Rate in effect on such day plus (ii)  1⁄2 of 1% and (c) the Daily LIBOR Rate plus 1%. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Adjusted Base Rate. The Agent will give notice promptly to the Borrower and the Lenders of changes in the Adjusted Base Rate; provided that the failure to give such notice shall not affect the Adjusted Base Rate in effect after such change.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent to a Lender.

“Affected Lender” is defined in Section 4.11(a).

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly, (a) to vote ten percent (10%) or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable), or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Agent” is defined in the preamble and includes each other Person appointed as the successor Agent pursuant to Section 12.4.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, restated or otherwise modified from time to time and in effect on such date.

“Applicable Margin” means the applicable margin set forth below in basis points, corresponding to the relevant Total Leverage Ratio and for the relevant Loans:

	Level I	Level II	Level III	Level IV
Basis for Pricing:
	If the Borrower’s Total Leverage Ratio is less than 1.00 to 1.00.	If the Borrower’s Total Leverage Ratio is greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00.	If the Borrower’s Total Leverage Ratio is greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00.	If the Borrower’s Total Leverage Ratio is greater than or equal to 2.00 to 1.00.
Revolving Loan
LIBOR	350	375	400	425
Base Rate	250	275	300	325
Term Loan
LIBOR	350	375	400	425
Base Rate	250	275	300	325

(a) On the Closing Date, the Applicable Margin shall be that associated with Level III of the pricing grid set forth above until the delivery of the Compliance Certificate pursuant to Section 7.2 hereof for the Fiscal Quarter ended December 29, 2012.

(b) In computing any Applicable Margin, the Agent shall be entitled to rely on the Total Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Agent pursuant to Section 7.2 hereof. Changes in any Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective on the first day of the fiscal month following delivery by the Borrower to the Agent of a new Compliance Certificate pursuant to Section 7.2 hereof. If (i) a Default or Event of Default shall occur or (ii) the

Borrower shall fail to deliver a Compliance Certificate within forty-five (45) days after the end of any Fiscal Quarter (or within one hundred twenty (120) days, in the case of the Compliance Certificate delivered with the audited financial statements for any Fiscal Year), in either case, the Applicable Margins while such Default or Event of Default exists or from and including the 46th (or 121st, as the case may be) day after the end of such Fiscal Quarter to, but not including, the date the Borrower deliver to the Agent a Compliance Certificate, as applicable, shall conclusively equal the highest Applicable Margins set forth above. Notwithstanding the above, if the Total Leverage Ratio reported in any Compliance Certificate shall be determined to have been incorrectly reported, then, at the Agent’s election, the Applicable Margins may be retroactively adjusted to reflect any higher rate that would have been applicable had the Total Leverage Ratio been correctly reported on such Compliance Certificate.

“Application” means any application or agreement for the issuance or amendment of a Letter of Credit, in the form from time to time in use by the Issuer.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Lender” is defined in Section 13.11(a).

“Authorized Officer” means any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Agent; and, with respect to financial statements and financial covenants, the chief financial officer or the treasurer of the Borrower.

“Availability” means, at any date of determination, the difference between (a) the lesser of (i) the aggregate of the Revolving Loan Commitments of the Lenders and (ii) the Borrowing Base minus (b) the Total Revolving Exposure Amount.

“Banking Services Obligations” means all obligations of the Obligors, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired in connection with the provision of commercial credit cards, stored value cards, or treasury management services (including controlled disbursement automated clearinghouse transactions, return items, overdrafts, netting and interstate depository network services) by any Lender to any Obligor.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Adjusted Base Rate.

“Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Borrower” has the meaning given to such term in the preamble.

“Borrowing” means the Loans of the same type and, in the case of LIBOR Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request.

“Borrowing Base” means the amount determined in accordance with the formula set forth in Schedule II hereto.

“Borrowing Base Certificate” means the certificate delivered pursuant to Section 7.1(d)(i), substantially in the form of Exhibit A hereto.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer, substantially in the form of Exhibit B-1 hereto.

“Business Day” means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Pittsburgh, Pennsylvania, and (b) relative to the making, continuing, prepaying or repaying of any LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank Eurodollar market.

“Capital Expenditures” means, with respect to any Person, for any period, the aggregate amount of all expenditures of such Person for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; provided, however, that Capital Expenditures shall not include any such expenditures which are: (a) made with Net Disposition Proceeds reinvested in compliance with Subsection 3.1(d)(iv); or (b) Permitted Acquisitions or incurred by the Person acquired in any Permitted Acquisition prior to (but not in anticipation of) the closing of such Permitted Acquisition.

“Capital Securities” means, with respect to any Person, any and all shares, interests (including partnership interests or limited liability company interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capital leases, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Agent, for the benefit of the Issuer or Lenders, as collateral for Letter of Credit Outstandings or obligations of Lenders to fund participations in respect of Letter of Credit Outstandings, cash or deposit account balances or, if the Agent and each applicable

Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and the Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investment” means, at any time: (a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time; (b) commercial paper maturing not more than 270 days from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (ii) any Lender (or its holding company) rated A-1 or higher by S&P or P-1 or higher by Moody’s; (c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance and overnight bank deposits, which is issued by either (i) any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or (ii) any Lender; (d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; or (e) any money market fund, 90% of the assets of which are comprised of any of the items specified in clauses (b) and (c) above and as to which withdrawals are permitted at least every 90 days and which do not have restrictions on liquidation rights.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time.

“Change in Control” means the occurrence of one or more of the following events in one transaction or a series of related transactions: (a) the Sponsor shall fail to own and Control, directly or indirectly beneficially and of record, at least ninety five percent (95%) of the number (giving effect to any stock splits or reverse stock splits) of Capital Securities and Voting Securities of Holdings that the Sponsor owns on the Closing Date plus any Capital Securities and Voting Securities of Holdings that Sponsor acquires from the Specified Closing Date Holders; (b) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect), of more than twenty percent (20%) of the Capital Securities of Holdings; (c) Holdings shall fail to own directly one hundred percent (100%) of the outstanding Capital Securities and Voting Securities of the Borrower and indirectly one hundred percent (100%) of the Capital Securities of each other Obligor; (d) the Borrower shall fail to either directly or indirectly own and control one hundred percent (100%) of the outstanding Capital Securities of any of the Guarantors (other than Holdings) and any of its other Subsidiaries, except as permitted pursuant to Section 10.7 hereof; (e) any “change in control” or any similar term as defined in the Subordinated Debt Documents; (f) the Specified Closing Date Holders shall fail to own and Control, directly or indirectly beneficially and of record, at least ninety five percent (95%) of the number (giving effect to any stock splits or reverse stock splits) of Capital Securities and Voting Securities of Holdings that the Specified Closing Date Holders own on the Closing Date minus any Capital Securities and Voting Securities that are transferred to the Sponsor; or (g) a “Liquidation Event” or any similar term as defined in the Amended and Restated Certificate of Incorporation of Holdings.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date this Agreement becomes effective pursuant to Section 5.1.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, supplemented, reformed or otherwise modified from time to time.

“Collateral” means all tangible and intangible property, real and personal, of any Obligor that is the subject of a Lien granted pursuant to a Credit Document to the Agent to secure the whole or any part of the Obligations or any guarantee thereof, and shall include all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the Issuer in their reasonable discretion.

“Commitment” means, as the context may require, a Lender’s Term Loan Commitment, Revolving Loan Commitment, Letter of Credit Commitment or Swing Loan Commitment.

“Commitment Amount” means, as the context may require, the Term Loan Commitment Amount, the Revolving Loan Commitment Amount, the Swing Loan Commitment Amount or the Letter of Credit Commitment Amount.

“Commitment Fee” has the meaning assigned to such term in Section 3.3(a).

“Commitment Fee Rate” means 50 basis points per annum.

“Communications” has the meaning assigned to such term in Section 13.21(a).

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer, substantially in the form of Exhibit E hereto, together with such changes thereto as the Agent may from time to time reasonably request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is surety for or contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) any Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument or agreement evidencing such Contingent Liability) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer, substantially in the form of Exhibit C hereto.

“Control Agreement” means an agreement in form and substance reasonably satisfactory to the Agent which provides the Agent “control” under the UCC with respect to investment property or Deposit Accounts.

“Controlled Account” means each deposit account and securities account that is subject to a Control Agreement in form and substance satisfactory to the Agent and each applicable Issuer.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with any Obligor, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Credit Documents” collectively means this Agreement, the Letters of Credit and Applications, the Fee Letter, the Notes, the Control Agreements, the Guaranty Agreement, the Security Agreement, the Landlord Waivers, the Pledge Agreement, each other agreement pursuant to which the Agent is granted a Lien to secure the Obligations, and each other agreement, certificate, document or instrument delivered in connection with any Credit Document, whether or not specifically mentioned herein or therein; provided that such term shall not include any Secured Hedging Agreement.

“Credit Extension” means, as the context may require, (a) the making of a Loan by a Lender, or (b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by the Issuer.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage, in each case on such day (or, if such day is not a Business Day, for the next preceding Business Day for which there is Published Rate or LIBOR Reserve Percentage, as applicable).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 3.2(b).

“Defaulting Lender” means, subject to Section 4.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or the Issuer or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.12(b) upon delivery of written notice of such determination to the Borrower, the Issuers, the Swingline Lender and each Lender.

“Deposit Accounts” means any and all demand, time, savings, passbook, lockbox or other accounts with a bank or other financial institution, including general deposit and cash concentration accounts, in which any cash, payments or receipts of or for the benefit of the Borrower are or are to be deposited, and all deposits therein and investments thereof, whether now or at any time hereafter existing.

“Disbursement” is defined in Section 2.7(c).

“Disbursement Date” is defined in Section 2.7(c).

“Disposition” means any (a) sale, transfer, lease or other conveyance (including, without limitation, by way of merger, condemnation, casualty loss or sale/leaseback) of, or (b) the granting of options or other rights to sell, transfer, lease or otherwise convey, any Obligor’s assets (including the sale of accounts receivables and the sale of Capital Securities, but not including assets disposed of in accordance with Section 10.8(a), (b), (c), (d), (e) or (f) to any other Person (other than to another Obligor) in a single transaction or event or series of related transactions or events. For the avoidance of doubt, any sale or issuance by Holdings of Capital Securities, warrants, options or similar interests (or the exercise of any of the foregoing) shall be subject to Section 3.1(d)(ii) and not Section 3.1(d)(iv).

“Disqualified Capital Security” means any Capital Security which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than in connection with an asset sale or Change in Control, so long as the definitions of asset sale and Change in Control in the instruments governing such Capital Securities are no more restrictive with respect to Holdings and its Subsidiaries than the corresponding definitions herein), (a) matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to August 22, 2016, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Capital Security referred to in (a) above, in each case at any time on or prior to August 22, 2016, (c) is entitled to receive a dividend or distribution (other than for taxes attributable to the operations of the business) on or prior to August 22, 2016, or (d) has the benefit of any covenants or agreements that restrict the payment of any of the Obligations or that restrict, in any material way, the operations or business of the Borrower.

“Documentation Agent” has the meaning assigned to such term in the preamble hereof.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EBITDA” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) of the following (for such period):

(a) consolidated net income, excluding (i) earnings or losses of any Person in which such Person has an ownership interest (other than Subsidiaries of such Person), except to the extent received by such Person in a cash distribution, (ii) earnings or losses of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with any Obligor or any of their Subsidiaries, (iii) earnings or losses of any Subsidiary of such Person during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any agreement (other than under any Credit Document or Subordinated Debt Document), instrument or requirement of law applicable to that Subsidiary during such period, (iv) unrealized gains and losses with respect to Hedging Obligations for such period and (v) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period; plus

(b) to the extent deducted in determining consolidated net income, the sum of: (i) any provision for income tax expense and Interest Expense; (ii) depreciation and amortization, including, without duplication, to the extent not included in Interest Expense, amortization of transaction and financing fees and expenses; (iii) non-cash deferred compensation, stock option or employee benefits-based and other equity-based compensation expenses; (iv) reasonable and customary documented third-party fees, costs and expenses in connection with any Permitted Acquisition to the extent permitted by this Agreement; (v) non-cash charges or amounts recorded in connection with purchase accounting under Statement of Financial Accounting Standards 141(r) (including any applicable to future Permitted Acquisitions; (vi) non-cash purchase accounting adjustments relating to the writedown of deferred revenue (whether billed or unbilled) that are the result of accounting for any acquisition; (vii) debt discounts and debt issuance costs, fees, charges and commissions, in each case incurred in connection with Indebtedness permitted to be incurred hereunder and (viii) Founder Earn-Out Payments; plus or minus

(c) to the extent used in determining consolidated net income (i) other non-cash losses (or gains) (to the extent not relating to or resulting in any cash expense or charge in any future period), (ii) losses (or gains) from Dispositions (excluding sales, expenses or losses related to current assets), (iii) Transaction Costs in an amount not to exceed $3,000,000 paid within 90 days of the Closing Date, in the aggregate and (iv) any extraordinary, one-time, unusual or non-recurring items approved by the Agent in its reasonable discretion provided, that (i) the EBITDA of any Subsidiary acquired pursuant to a Permitted Acquisition during such period shall be, so long as such EBITDA is either validated by audited financial statements or a third party due diligence report, in either case, in a manner acceptable to the Agent, included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period, and giving effect to pro forma adjustments acceptable to the Agent (which may include cost savings and synergies that are, in each case, factually supportable, expected to be realized within the twelve months following the applicable Permitted Acquisition, and are expected to have a continuing impact) which are directly attributable to such proposed Permitted Acquisition) and (ii) the EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) one or more banks or other financial institutions (including Funds) consented to by (a) the Agent, (b) if it is an assignment of a Revolving Loan Commitment, the Issuer and (c) if there is no Default or Event of Default then continuing, the Borrower (each such consent not to be unreasonably withheld or delayed (and the Borrower shall be deemed to have consented if it fails to object to any assignment within five Business Days after it received written notice thereof)).

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with an Obligor or a Subsidiary of an Obligor, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of the Obligor or a Subsidiary of the Obligor being or having been a general partner of such Person.

“Event of Default” is defined in Section 11.1.

“Excess Cash Flow” means, for any period, for the Borrower and its Subsidiaries determined on a consolidated basis for any Fiscal Year, commencing with Fiscal Year 2012 and for each Fiscal Year thereafter, (a) EBITDA for such Fiscal Year, plus (or minus) without duplication (b) changes in Net Working Capital during such Fiscal Year, minus (c) the sum, for such Fiscal Year (to the extent not in excess of any amounts permitted hereunder), of (i) Fixed Charges, (ii) any scheduled payment of Revolving Loans resulting in a permanent reduction of the Revolving Loan Commitment, (iii) Capital Expenditures (except to the extent any such expenditure was financed (directly or indirectly) with the proceeds of any asset sale, casualty event or Indebtedness or paid for in any non-cash transaction, such as trade-in or similar transaction), (iv) amounts paid from internally-generated cash flow in connection with any Permitted Acquisition during such Fiscal Year and (v) any non-cash items increasing EBITDA pursuant to clauses (b)(iii), (v), (vi) of the definition thereof and any cash items increasing EBITDA pursuant to clause (b) (vii) thereof. Notwithstanding the foregoing, that for purposes of calculating Excess Cash Flow for Fiscal Year 2012, the amount of Excess Cash Flow shall equal the amount calculated in the manner set forth above divided by three (3).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.11) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.6(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to such term in Section 6.15.

“Existing Credit Agreement” means the Amended and Restated Loan and Security Agreement, dated August 12, 2011, by and between the Borrower, PNC and RBC Bank (USA), a North Carolina banking corporation (as amended prior to the date hereof).

“Existing Letter of Credit” means each Letter of Credit issued under the Existing Credit Agreement for the account of the Borrower that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Flood Insurance” means federally backed Flood Insurance available under the national Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Open Rate” for any day means the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth, on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Fee Letter” means the fee letter, dated June 25, 2012, among the Agent, PNC Capital Markets LLC and the Borrower, and any other such letters that may be entered into, as may be amended, restated, supplemented or modified from time to time.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security, that administers the National Flood Insurance Program.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fiscal Quarter” means a fiscal quarter of the Borrower set forth on Schedule 1.3.

“Fiscal Year” means the fiscal year of the Borrower set forth on Schedule 1.4.

“Fixed Charge Coverage Ratio” means, as of the last day of any Rolling Period, the ratio computed for such Rolling Period, for the Borrower and its consolidated Subsidiaries, of (a) EBITDA less Capital Expenditures to (b) Fixed Charges. For the purpose of calculating Fixed Charges for each of:

(x) December 29, 2012, the amount for the items set forth in clauses (a) and (d) of the definition of Fixed Charges shall equal to (A) the actual amounts of such items from the period of September 30, 2012 through December 29, 2012 multiplied by (B) 4;

(y) March 30, 2013, the amount for the items set forth in clauses (a) and (d) of the definition of Fixed Charges shall equal to (A) the actual amounts of such items from the period of September 30, 2012 through March 30, 2013 multiplied by (B) 2; and

(z) June 29, 2013, the amount for the items set forth in clauses (a) and (d) of the definition of Fixed Charges shall equal to (A) the actual amounts of such items from the period of September 30, 2012 through June 29, 2013 multiplied by (B) 4/3.

“Fixed Charges” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with GAAP, (a) cash Interest Expense, plus (b) Taxes paid or payable in cash, plus (c) Founder Earn-Out Payments to the extent paid on or after the Closing Date, plus (d) scheduled payments of principal on Indebtedness (excluding mandatory prepayments pursuant to Section 3.1(d)).

“Flood Insurance” means, for any real estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to the Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $50,000 and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the real estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Assets Control Regulations” has the meaning assigned to such term in Section 6.15.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means (a) any Subsidiary that is not a Domestic Subsidiary, (b) any Domestic Subsidiary that is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes and owns a Subsidiary that is not a Domestic Subsidiary, and (c) any Domestic Subsidiary whose sole asset is a “controlled foreign corporation” as defined in Section 957 of the Code.

“Founder Earn-Out Payments” means aggregate cash distributions of $9,375,000 to be distributed to Carmine J. Bonanno and Frederick J. Romano on July 31, 2012 in an amount equal to $3,125,000, July 31, 2013 in an amount equal to $3,125,000 and July 31, 2014 in an amount equal to $3,125,000 in accordance with the terms of that certain Stock Purchase Agreement, dated as of September 28, 2010, by and among SG VTB Merger Sub, Inc., SG VTB Holdings, LLC, the Borrower and the stockholders party thereto.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuer, such Defaulting Lender’s Percentage of Revolving Loans of the Letter of Credit Outstandings with respect to Letters of Credit issued by the Issuer other than Letter of

Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Percentage of Revolving Loans of outstanding Swing Loans made by the Swingline Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in effect in the United States of America, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for Holdings and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of Holdings and its Subsidiaries (subject to any adjustments made in accordance with Section 1.4).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means, individually, and “Guarantors” means, individually and collectively, jointly and severally, Holdings and each Subsidiary of the Borrower party to the Guaranty Agreement from time to time.

“Guaranty Agreement” means the Guaranty Agreement in substantially the form attached hereto as Exhibit G hereto required to be executed and delivered or joined by each Guarantor pursuant to Section 8.7(a) hereof, in form and substance acceptable to the Agent, as it may be amended, restated, modified, or supplemented from time to time.

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any

Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Hedging Agreements” means, with respect to any Person, any currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

“Holdings” has the meaning given to such term in the preamble.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Loan Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan Assumption Agreement” means an Incremental Revolving Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Agent and one or more Incremental Revolving Lenders.

“Incremental Revolving Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.9, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrower pursuant to Section 2.9.

“Indebtedness” of any Person means (without duplication):

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, banker’s acceptances and similar extensions of credit, whether or not drawn, issued for the account of such Person;

(d) all Capitalized Lease Liabilities of such Person;

(e) net liabilities of such Person under all Hedging Obligations;

(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a good faith dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person but including any earn-out or similar deferred consideration payable in connection with any Permitted Acquisition), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) Off-Balance Sheet Liabilities of such Person;

(h) all Contingent Liabilities of such Person in respect of any of the foregoing;

(i) Founder Earn-Out Payments; and

(j) all Disqualified Capital Securities.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 13.4.

“Indemnified Parties” is defined in Section 13.4.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Expense” means, as to any Person, for any applicable period, the aggregate interest expense (net of interest income during such period) of such Person for such period, including the portion of Capitalized Lease Liabilities allocable to interest expense, (a) plus (or minus) the net amount payable (or receivable), under all Hedging Agreements, to the extent payable (or receivable) in cash minus (b) the sum of (i) amortization of financing costs, and (ii) other non-cash interest expenses.

“Interest Period” means, relative to any LIBOR Loan, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter, as the Borrower may select in its relevant notice; provided, however, that:

(a) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Term Loan Maturity Date; and

(e) there shall be no more than six (6) different Interest Periods applicable to LIBOR Loans outstanding at any time.

“Investment” means, relative to any Person (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person (excluding, however, commission, travel, petty cash and similar advances to officers, employees, consultants and agents in the ordinary course of business), and (b) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer, substantially in the form of Exhibit B-2 hereto.

“Issuer” means PNC in its capacity as issuer of the Letters of Credit, or such other Lender acceptable to the Agent as the Borrower may from time to time select as an Issuer hereunder.

“Joint Lead Arranger” means each of PNC Capital Markets LLC, Manufacturers and Traders Trust Company, Silicon Valley Bank and Citibank, N.A.

“Landlord Waivers” has the meaning given to such term in Section 5.1(l) hereof.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit F hereto.

“Lenders” is defined in the preamble (including any Person that becomes a Lender pursuant to Section 13.11(a)), including any Term Lender or Revolving Lender. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means a standby or documentary letter of credit issued pursuant to Section 2.1(b).

“Letter of Credit Commitment” means the Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1(b) and, with respect to each Revolving Lender, the obligations of each such Lender to participate in such Letters of Credit pursuant to Section 2.6(b).

“Letter of Credit Commitment Amount” means a maximum amount of $5,000,000 as such amount may be permanently reduced from time to time pursuant to Section 2.2.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (i) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, and (ii) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“LIBOR” means, relative to any Interest Period for any LIBOR Loan, the greater of (a) one and one half percent (1.50%) and (b) the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
LIBOR	=	or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

LIBOR shall be adjusted with respect to any Loan to which the LIBOR applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to LIBOR.

“LIBOR Reserve Percentage” means, as of any day, the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loan” means, as the context may require, a Revolving Loan, a Term Loan or a Swing Loan.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature, whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, condition (financial or otherwise) or assets of the Borrower individually or of Holdings and its Subsidiaries taken as a whole, (b) the ability of the Obligors to perform any of their respective obligations under any of the Credit Documents, (c) the rights and remedies of any Secured Party under any of the Credit Documents, (d) the legality, validity or enforceability of any Credit Document or (e) the validity, perfection or priority of any Lien in favor of the Agent on any of the Collateral as a result of any action or failure to act on the part of Agent or any Lender.

“Material Contract” has the meaning assigned to such term in Section 6.22.

“Material Indebtedness” means, as to the Borrower or any of its Subsidiaries, any particular Indebtedness of the Borrower or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $1,000,000 and at all times shall include Indebtedness under the Subordinated Debt Documents.

“Material Indebtedness Agreement” means any agreement governing or evidencing any Material Indebtedness and at all times shall include, without limitation, the Subordinated Debt Documents.

“Moody’s” means Moody’s Investors Service, Inc. or any successor.

“National Flood Insurance Program” means the program created by the United States Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Disposition Proceeds” means with respect to any Disposition, the excess of:

(a) the gross cash proceeds received by any Obligor from any such Disposition, including, without limitation, any casualty insurance recovery proceeds or condemnation awards, and any cash payments in immediately available funds received in respect of promissory notes (or other non-cash consideration) delivered to any Obligor in respect thereof, as and when received; over

(b) the sum of (i) all reasonable and customary commissions, legal, and other professional fees, sales commissions and other reasonable and customary costs and disbursements, in each case actually incurred in connection with such Disposition to a Person that is not an Obligor or an Affiliate of an Obligor, (ii) payments made by any Obligor to retire any Indebtedness of any Obligor where payment of such Indebtedness is required in connection with such Disposition, and (iii) income or transfer Taxes paid or reasonably estimated to be payable as a result of such Disposition.

“Net Equity Proceeds” means, with respect to the sale or issuance by any Obligor of Capital Securities, warrants, options or similar interests to purchase such Capital Securities, or the exercise of any such warrants, options or similar interests, the excess of:

(a) the gross cash proceeds received by any Obligor from such sale, exercise or issuance to any Person, over

(b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and such other reasonable and customary costs and disbursements actually incurred in connection with such sale or issuance to a Person that is not an Obligor or an Affiliate of an Obligor;

provided, that Capital Securities of Holdings issued to Sponsor, any employee, director or officer of any Credit Party, or as consideration for a Permitted Acquisition shall be excluded from Net Equity Proceeds

“Net Indebtedness Proceeds” means, with respect to the incurrence by any Obligor of Indebtedness for borrowed money (other than any Indebtedness incurred pursuant to Section 10.2), the excess of:

(a) the gross cash proceeds received by any Obligor from such incurrence, over

(b) all fees and legal, accounting and other professional fees, and such other reasonable and customary costs and disbursements actually incurred in connection with such incurrence.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 13.1 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Net Working Capital” means the difference between (a) current assets minus cash and cash equivalents and (b) current liabilities minus (without duplication) Revolving Loans and the current portion of any long-term Indebtedness including the Obligations.

“Note” means, as the context may require, a Revolving Note, a Term Loan Note or a Swing Loan Note.

“Notice of Swing Loan Refunding” has the meaning given to such term in Section 2.6(a).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including, without limitation, any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans; (b) the Reimbursement Obligations; (c) the Banking Services Obligations; (c) all other obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of any Obligor arising under any Credit Document or a Secured Hedging Agreement or otherwise with respect to any Loan or Letter of Credit; and (d) all other fees, expenses and commissions (including, without limitation, attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by any Obligor to any Secured Party, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, that arise under any Credit Document or Secured Hedging Agreement or otherwise with respect to any Loan or Letter of Credit.

“Obligor” means, as the context may require, the Borrower and each Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” means, relative to any Person, any obligation of such Person under any Synthetic Lease or any similar off-balance sheet financing transaction.

“Organizational Document” means, relative to any Person, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement and all equity holder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of Capital Securities.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.11).

“Participant” is defined in Section 13.11(b).

“Participant Register” is defined in Section 13.11(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which any Obligor or any corporation, trade or business that is, along with any Obligor, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, relative to any Lender and any Loan, the applicable percentage relating to such Loan set forth opposite such Lender’s name on Schedule I hereto under the related Commitment column, or set forth in a Lender Assignment Agreement under the related Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 13.11(a).

“Perfection Certificate” means the Perfection Certificate delivered by the Borrower to the Agent, in substantially the form attached hereto as Exhibit H.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, property (only in the event of an acquisition of all or substantially all of the property of another Person) or otherwise) by any Obligor from any Person of a business, occurring on or after the date of delivery to the Agent of a Compliance Certificate evidencing compliance with the financial covenants for a Rolling Period ending on or after September 29, 2012, in which the following conditions are satisfied:

(a) immediately before, and immediately after giving effect to, such acquisition, no Default or Event of Default shall have occurred and be continuing, or would result therefrom;

(b) the business of such acquired entity shall be similar or complementary to the business of the Obligors on the date of this Agreement;

(c) such acquisition was not preceded by an unsolicited tender offer for such business, and, if applicable, has been approved by the target’s board of directors;

(d) all transactions related thereto are consummated in accordance, in all material respects, with applicable law;

(e) the Borrower shall have delivered to the Agent a Compliance Certificate (in form and substance satisfactory to the Agent) for the Rolling Period immediately preceding such acquisition (prepared in good faith and in a manner and using a methodology consistent with the most recent financial statements delivered pursuant to Section 7.1 hereof) giving pro forma effect to the consummation of such acquisition, and the incurrence of any Indebtedness in connection therewith, and demonstrating pro forma compliance by the Borrower with its obligations under Article IX hereof after giving effect to such acquisition (provided that immediately upon the consummation of such Permitted Acquisition, the (i) Total Leverage Ratio shall not exceed a level that is 0.25 less than the covenant level required for the applicable period set forth in Section 9.1 recomputed for the most recently completed Rolling Period and (ii) the Borrower shall be in compliance with the covenants contained in this Agreement (including the financial covenants contained in Sections 9.2 and 9.3) for the applicable period

(f) none of the obligations of the Borrower or any of its Subsidiaries in respect of such acquisition would, if performed by the Borrower or such Subsidiaries, result in a breach of any provision of this Agreement or any other Credit Document;

(g) the business to be acquired (on a consolidated basis after giving pro forma effect to such acquisition) is Solvent and shall have generated positive EBITDA in the immediately preceding twelve month period (after giving effect to such pro forma adjustments including identified cost savings as are reasonably acceptable to the Agent), and the Agent shall have received calculations (in such detail as it may reasonably request) demonstrating the foregoing;

(h) after giving effect to such acquisition the Borrower shall be in compliance with respect to its obligations under Section 8.7 hereof with respect to the business acquired in such acquisition;

(i) the Agent shall have received copies of all agreements and instruments evidencing or governing such acquisition, approvals (including, without limitation, all material regulatory and third-party consents), and if reasonably requested by Agent, environmental assessments;

(j) either of the following:

(i) the aggregate consideration payable in connection with all such Permitted Acquisitions, including any related earn-out payments, assumed Indebtedness, non-compete or similar payments, shall not exceed $10,000,000 in the aggregate for all such Permitted Acquisitions; or

(ii) such acquisition shall have been approved by the Required Lenders;

(k) the Borrower shall have delivered to Agent (i) at least ten (10) Business Days prior thereto, notice (including a reasonably detailed description) of such proposed Permitted Acquisition and (ii) at least five (5) Business Days prior to such proposed Permitted Acquisition, such documentation and due diligence materials with respect to such proposed Permitted Acquisition as Agent shall reasonably request; and

(l) the Borrower shall have unrestricted cash on deposit in Deposit Accounts subject to any Control Agreements and Availability under the Revolving Loan of at least $10,000,000 after giving effect to the proposed Permitted Acquisition.

“Permitted Distribution” means the distribution from the Borrower to Holdings of an amount not to exceed $42,000,000 on the Closing Date, the proceeds of which will be used by Holdings to pay a dividend to holders of Capital Securities of Holdings on the Closing Date.

“Person” means any natural person, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof, whether acting in an individual, fiduciary or other capacity.

“Plan” means any Pension Plan or Welfare Plan.

“Platform” has the meaning assigned to such term in Section 13.21(b).

“Pledge Agreement” means the Pledge Agreement executed in connection with this Agreement, as the same may be from time to time modified, amended, restated or supplemented.

“Pledgor” means each of the pledgors under the Pledge Agreement.

“PNC” is defined in the preamble.

“Prime Rate” means the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means the main banking office of the Agent in Pittsburgh, Pennsylvania.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Agent).

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Liabilities), incurred at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Quarterly Payment Date” means the last Business Day of each Fiscal Quarter.

“Real Estate” means all real property owned or leased by any Obligor.

“Recipient” means (a) the Agent, (b) any Lender and (c) any Issuer, as applicable.

“Refinancing Indebtedness” means refinancings or extensions of Indebtedness so long as such Indebtedness as such refinancing or extension (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended plus applicable fees and expenses of the transaction, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Obligors and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Register” is defined in Section 13.11(c).

“Regulated Substance” means (a) any “hazardous substance”, as defined by CERCLA, (b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Reimbursement Obligation” means the obligation of any Obligor to reimburse the Issuer for any Disbursement, including, without limitation, any interest on any such obligation.

“Related Fund” means, (i) with respect to any Lender, any fund that invests in loans and whose decisions relating to such loans is controlled (by contract or otherwise) by such Lender or, in the case of a Lender that is a fund, by the same investment advisor as such Lender or by an Affiliate of such investment advisor, or (ii) an Approved Fund.

“Release” has the meaning given to it in CERCLA, together with any release which results in exposure solely within a workplace of individuals to any hazardous substance.

“Required Lenders” means the Lenders (other than any Defaulting Lender) having more than 50% of the Total Exposure Amount (excluding any Loans, Commitments or Letter of Credit Outstandings of Defaulting Lenders).

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means: (a) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of an Obligor) on, or the making of any payment (including, without limitation, principal, interest, fees or expenses) or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of an Obligor or any options, warrants or other rights to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of an Obligor or otherwise; (b) any direct or indirect (i) payment (including, without limitation, of principal, interest, fees or expenses) of, (ii) distribution on account of, (iii) setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, or (iv) issuance of any Capital Securities of an Obligor or any options, warrants or other rights to purchase any such Capital Securities, in exchange for any Subordinated Debt; (c) any payment by an Obligor of any management or consulting fee to any Person who is an Affiliate; or (d) any payment of any salary, bonus or other form of compensation to any Person who is an Affiliate or executive officer of any such Person, but excluding any such salary, bonus or other form of compensation to the extent it (i) has been negotiated on an arm’s length basis for fair value or (ii) constitutes director, officer or employee compensation (including bonuses), benefits (including retirement, health, stock option and other benefit plans) or indemnification arrangements, in each case to the extent reasonable and made in the ordinary course of business.

“Revolving Facility” means the credit facility established under Section 2.1 pursuant to the Revolving Loan Commitment of each Lender.

“Revolving Lender” means a Lender with a Revolving Loan Commitment.

“Revolving Loan” means a loan made pursuant to Section 2.1(a).

“Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Revolving Loans pursuant to Section 2.1(a).

“Revolving Loan Commitment Amount” means a maximum principal amount of $55,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

“Revolving Loan Termination Date” means the earlier of (a) August 22, 2015 and (b) the date on which all Revolving Loan Commitments are terminated or permanently reduced to zero pursuant to the terms of this Agreement.

“Revolving Note” means a promissory note of the Borrower payable to a Revolving Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Rolling Period” means, as of any date, the most recent four (4) consecutive Fiscal Quarters completed on or before such date.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement /ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission.

“Secured Hedging Agreement” means any Hedging Agreement entered into by any Obligor under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Secured Hedging Obligations” means any Obligations with respect to Secured Hedging Agreements.

“Secured Parties” means, collectively, the Lenders, the Issuer, the Agent, the Lead Arranger, each counterparty to a Secured Hedging Agreement, and (in each case) each of their permitted respective successors, transferees and assigns.

“Security Agreement” means the Security Agreement executed and delivered by the Obligors pursuant to Section 5.1(k) hereto, as amended, supplemented, amended or otherwise modified from time to time.

“Solvent” means, (a) as to the Borrower, individually, and as to Holdings and its Subsidiaries on a consolidated basis, on a particular date, that it or they (i) has or have capital sufficient to carry on their businesses and transactions and are able to pay their debts as they mature, (ii) owns or own property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay their probable liabilities (including without limitation contingencies) and (iii) does or do not believe that it or they will incur debts or liabilities beyond its or their ability to pay such debts and liabilities as they mature, and (b) as to any other Person, that any such Person (i) has capital sufficient to carry on its business and transactions and is able to pay its debts as they mature, (ii) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including without limitation contingencies), and (iii) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Closing Date Holders” means the holders of the Capital Securities of Holdings set forth on Schedule 1.2 and the spouse or lineal descendants, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of such Specified Closing Date Holder, or any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company, partnership or other entity, the stockholders, members, general or limited partners or owners of which include only such Specified Closing Date Holder and any of the foregoing individuals or entities.

“Sponsor” means Stripes Group, LLC and any other Person which is Controlled by, in Control of, or under common Control with Stripes Group, LLC and which is organized primarily for the purpose of making equity or debt investments in one or more Persons.

“Stated Amount” means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

“Stated Expiry Date” is defined in Section 2.7(a).

“Subordinated Debt” means any Indebtedness that has been subordinated to the prior payment in full of the Obligations pursuant to a written agreement or written terms acceptable to the Agent in its sole discretion. Notwithstanding the foregoing, (i) the Subordinated Debt shall not (A) mature prior to the first anniversary of the Term Loan Maturity

Date, (B) require any cash principal payments or cash interest payments in excess of a rate acceptable to the Agent, (C) be secured by any Lien, and (D) be guaranteed by any Person unless such Person guarantees the Obligations and (ii) the subordination agreement governing the Subordinated Debt shall provide a standstill period of at least 180 days.

“Subordinated Debt Documents” means, collectively, any loan agreement, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Subordinated Debt, in each case, in form and substance satisfactory to the Agent in its sole discretion.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Swingline Lender” means PNC, in its capacity as lender of Swing Loans hereunder.

“Swing Loan Commitment” means the Swingline Lender’s commitment to make Swing Loans pursuant to Section 2.1(d).

“Swing Loan Commitment Amount” means $5,000,000.

“Swing Loan Note” means a promissory note of the Borrower payable to the Swingline Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Swingline Lender resulting from outstanding Swing Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Swing Loans” means the Loans from Swingline Lender to Borrower pursuant to Section 2.1(d) hereof.

“Swing Loan Participation” is defined in Section 2.6(b).

“Swing Loan Participation Amount” is defined in Section 2.6(b).

“Syndication Agent” has the meaning given to such term in the preamble hereof.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) if both (a) the lease is not a capital lease in accordance with GAAP and (b) the lessee is claiming ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” or “taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender with a Term Loan Commitment.

“Term Loan” means a loan made pursuant to Section 2.1(c).

“Term Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make any Term Loan pursuant to Section 2.1(c), as each such Commitment is thereafter assigned or modified, and Term Loan Commitments means the aggregate Term Loan Commitments of all of the Lenders.

“Term Loan Commitment Amount” means $45,000,000.

“Term Loan Maturity Date” means the earlier of (a) August 22, 2015 and (b) the date on which the Term Loan is accelerated pursuant to this Agreement.

“Term Loan Note” means a promissory note of the Borrower payable to a Term Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Total Debt” means, on any date, without duplication, the outstanding principal amount of all Indebtedness as of such date (exclusive of any intercompany Indebtedness between any Obligors) of the Obligors, other than the types referred to in clause (e) and clause (i) of the definition of “Indebtedness”.

“Total Exposure Amount” means, on any date of determination, the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Commitments.

“Total Leverage Ratio” means, as of the last day of any Rolling Period, the ratio for the Borrower and its consolidated Subsidiaries of (a) Total Debt outstanding on the last day of such Rolling Period to (b) EBITDA computed for such Rolling Period.

“Total Revolving Exposure Amount” means, on any date of determination, the outstanding principal amounts of all Revolving Loans and Swing Loans plus the Letter of Credit Outstandings.

“Trading With the Enemy Act” has the meaning assigned to such term in Section 6.15.

“Transaction Costs” means all one time legal, accounting, consulting and professional fees and expenses or one time transaction related expenses incurred by the Obligors in connection with the Transactions.

“Transactions” means the closing of this Agreement and the other Credit Documents and the incurrence of the Obligations and the payment of fees and expenses in connection with all of the foregoing.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Agent pursuant to the applicable Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Credit Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.6(g).

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers, managing general partners or other voting members of the governing body of such Person.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“Withholding Agent” means any Obligor and the Agent.

Section 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Credit Document, and each notice and other communication delivered from time to time in connection with this Agreement or any other Credit Document.

Section 1.3 Cross-References. Unless otherwise specified, references in a Credit Document to any Article or Section are references to such Article or Section of such Credit Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Credit Document shall be interpreted, and all accounting determinations and computations thereunder (including under Article IX and the definitions used in such calculations) shall be made, in accordance with GAAP applied in the preparation of the most recent financial statements referred to in Section 5.1(e)(i). If any preparation in the financial statements referred to in Section 7.1 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) results in a change in any results, amounts, calculations, ratios, standards or terms found in this Agreement from those which would be derived or be applicable absent such changes, the Borrower may reflect such changes in the financial statements required to be delivered pursuant to Section 7.1, but calculations of the financial covenants set forth in Article IX shall be made without giving effect to any such changes. Upon the request of the Borrower or any Secured Party, the parties hereto agree to enter into negotiations in order to amend the financial covenants and other terms of this Agreement if there occur any changes in GAAP that have a material effect on the financial statements of the Borrower, so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of the Borrower and such other terms shall be the same in all material respects after such changes as if the changes had not been made. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower, in each case without duplication.

ARTICLE II

CREDIT FACILITIES

Section 2.1 Commitments. On the terms and subject to the terms and conditions of this Agreement, the Lenders and the Issuer severally agree to make Credit Extensions as set forth below:

(a) Revolving Loan Commitment. From time to time on any Business Day occurring from and after the Closing Date but prior to the Revolving Loan Termination Date, each Lender agrees, severally but not jointly, that it will make Revolving Loans to the Borrower equal to (i) such Lender’s Percentage of Revolving Loans multiplied by (ii) the aggregate amount of each Borrowing of Revolving Loans requested by the Borrower. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, repay and reborrow Revolving Loans. No Lender shall be permitted or required to make any Revolving Loan if (A) after giving effect thereto, (i) the aggregate outstanding principal amount of all Revolving Loans of such Lender, plus (ii) such Lender’s Percentage of Revolving Loans multiplied by the aggregate amount of all Letter of Credit Outstandings, would exceed (i) such Lender’s Percentage of Revolving Loans multiplied by (ii) the then existing Revolving Loan Commitment Amount or (B) after giving effect thereto, Availability would be zero or less than zero.

(b) Letter of Credit Commitment. From time to time on any Business Day occurring from and after the Closing Date but prior to the Revolving Loan Termination Date, the Issuer agrees that it will:

(i) issue one or more Letters of Credit for the account of any Obligor in the applicable Stated Amount requested by the Borrower; or

(ii) extend the Stated Expiry Date of any existing Letter of Credit previously issued hereunder.

No Stated Expiry Date shall extend beyond the earlier of (A) the Revolving Loan Termination Date and (B) unless otherwise agreed to by the Issuer, in its sole discretion, one year from the date of such extension. The Issuer shall not be permitted or required to issue any Letter of Credit if (A) after giving effect thereto, (1) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (2) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans then outstanding would exceed the Revolving Loan Commitment Amount or (B) after giving effect thereto, Availability would be zero or less than zero.

(c) Term Loan Commitment. In a single Borrowing on the Closing Date, each Term Lender agrees that it will make a Term Loan to the Borrower equal to such Lender’s Percentage of the aggregate amount of the Term Loan Commitment Amount. No amounts paid or prepaid with respect to the Term Loan may be reborrowed.

(d) Swing Loan Commitment.

(i) From time to time on any Business Day occurring from and after the Closing Date but prior to the Revolving Loan Commitment Termination Date, the Swingline Lender may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower in an aggregate principal amount up to but not in excess of the Swing Loan Commitment Amount.

(ii) On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, repay and reborrow Swing Loans. The Swingline Lender shall not be permitted or required to make any Swing Loan if, after giving effect thereto, (i) the aggregate amount of all Swing Loans would exceed the Swing Loan Commitment of the Swingline Lender or the Swing Loan Commitment Amount, (ii) (A) the aggregate outstanding principal amount of all Revolving Loans and (B) the aggregate amount of all Letter of Credit Outstandings exceeds the Revolving Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), (iii) Availability would be zero or less than zero or (iv) the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loans. Each Swing Loan shall mature on the earlier of (i) the day that is seven (7) days after such Swing Loan is made, or if such date is not a Business Day, the next succeeding Business Day and (ii) the date set forth in the Notice of Swing Loan Refunding delivered pursuant to Section 2.6(a).

Section 2.2 Reduction of Revolving Loan Commitment Amount. The Borrower may (without premium or penalty), from time to time on any Business Day occurring after the Closing Date, voluntarily reduce the Revolving Loan Commitment Amount on the Business Day so specified by the Borrower; provided, however, that all such reductions shall require at least three (3) Business Days’ prior notice to the Agent and be permanent, and any partial reduction of the Revolving Loan Commitment Amount shall be in a minimum amount of $1,000,000. Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of (i) the Letter of Credit Commitment Amount to an amount equal to the Revolving Loan Commitment Amount and (ii) the Swing Loan Commitment Amount to an amount equal to the Revolving Loan Commitment Amount, in each case as so reduced, without any further action on the part of the Issuer, and, in such case, each Lender’s Revolving Loan Commitment shall be reduced by its Percentage of the reduction of the Revolving Loan Commitment Amount.

Section 2.3 Borrowing Procedures. The Borrower shall give the Agent irrevocable prior written notice in the form of a Borrowing Request not later than (i) in the case of Revolving Loans not later than 12:00 noon (Pittsburgh, PA time) (a) on the same Business Day in the case of Base Rate Loans, and (b) at least three (3) Business Days in the case of LIBOR Loans or (ii) in the case of Swing Loans, not later than 1:00 p.m. (Pittsburgh, PA time) on the same Business Day, that a Borrowing be made, in the case of LIBOR Loans, in a minimum amount of $500,000 and an integral multiple of $250,000, in the case of Base Rate Loans, in a minimum amount of $500,000 and an integral multiple of $250,000 or, in either case, in the unused amount of the applicable Commitment; provided, however, that all of the initial Loans made on the Closing Date shall initially be made as Base Rate Loans and all Swing Loans shall be Base Rate Loans. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the Type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. Promptly upon receipt, the Agent will notify all Lenders of the receipt of the Borrowing Request. By 4:00 p.m. on the date of such Borrowing, each Lender that has a Commitment to make the Loans (other than Swing Loans) being requested shall deposit with the Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Agent shall specify from time to time by written notice to the Lenders. To the extent funds are received from the Lenders, the Agent shall make such funds available to the Borrower by wire transfer to the account the Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan or participate in a Swing Loan shall be affected by any other Lender’s failure to make any Loan or participate in any Swing Loan.

Section 2.4 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Agent on or before 12:00 noon on a Business Day, the Borrower may from time to time irrevocably elect, on not less three (3) Business Days’ (but not more than five (5) Business Days) notice, that all, or any portion of any Borrowing of one Type of Loan may be converted into the other Type of Loan (or continued, as to any LIBOR Loan), (i) in the case of conversions into Base Rate Loans, in a minimum amount of $500,000 and any integral multiple of $250,000 in excess thereof, and (ii) in the case of conversions into LIBOR

Loans, in a minimum amount of $500,000 and any integral multiple of $250,000 in excess thereof; provided that, in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBOR Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Loan shall, on such last day, automatically convert to a Base Rate Loan; provided further, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBOR Loans when any Default or Event of Default has occurred and is continuing.

Section 2.5 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Loan; provided, however, that such LIBOR Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBOR Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBOR Loans by purchasing Dollar deposits in the interbank Eurodollar market.

Section 2.6 Swing Loans.

(a) Swing Loan Refunding. The Swingline Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Agent shall give notice of the contents thereof to the Lenders with Revolving Loan Commitments and, unless an Event of Default specified in Section 11.1(i) in respect of the Borrower or any Guarantor has occurred, the Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Borrowing Request requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates. Each Lender with a Revolving Loan Commitment (including the Swingline Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 5.2 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of Section 2.1(a)) to make a Revolving Loan to the Borrower in the amount of such Lender’s Percentage of Revolving Loans of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Agent in immediately available funds not later than 2:00 P.M. (Pittsburgh, PA time), if such notice is received by such Lender prior to 11:00 A.M. (Pittsburgh, PA time), or not later than 2:00 P.M. (Pittsburgh, PA time) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swingline Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(b) Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 11.1(i) shall have occurred in respect of the Borrower or any Guarantor or one or more of the Lenders with Revolving Loan Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swingline Lender), or each Lender (other than the Swingline Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Percentage of Revolving Loans of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swingline Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swingline Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swingline Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swingline Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swingline Lender on demand interest on the amount not so paid at the overnight Federal Funds Open Rate from the due date until such amount is paid in full. Whenever, at any time after the Swingline Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swingline Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swingline Lender will promptly distribute to such Lender its ratable share of such amount based on its Percentage of Revolving Loans of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(c) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.1(a) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swingline Lender making the same had no actual written notice from the Agent or another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swingline Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Obligor, or any other Person, or any Obligor may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Credit Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

Section 2.7 Letters of Credit.

(a) Issuance Procedures. By delivering to the Agent an Issuance Request (and, if requested by the Issuer, an Application) on or before 10:00 a.m. on a Business Day, the Borrower may from time to time irrevocably request on not less than (i) three (3) Business Days’ prior notice, in the case of an initial issuance of a Letter of Credit and (ii) not less than one (1) Business Day’s prior notice, in the case of a request for the extension of the Stated Expiry Date of a Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit in such form as may be requested by the Borrower and approved by the Issuer in the exercise of its reasonable discretion, solely for the purposes described in Section 8.6. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (x) the Revolving Loan Termination Date or (y) (unless otherwise agreed to by the Issuer, in its sole discretion), one year from the date of its issuance. The Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued under this Agreement and entitled to the benefits of a Letter of Credit issued hereunder.

(b) Participation. Upon the issuance of each Letter of Credit, and without further action, each Revolving Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage of the Revolving Loan Commitment, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Revolving Lender shall, to the extent of its Percentage of the Revolving Loan Commitment, be responsible for reimbursing the Issuer within one Business Day of receiving notice from the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with Section 2.7(d). In addition, such Revolving Lender shall, to the extent of its Percentage of the Revolving Loan Commitment, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3(d) with respect to each Letter of Credit (other than the fronting fees payable to the Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3(d)) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Revolving Lender has reimbursed the Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

(c) Disbursements. The Issuer will notify the Borrower and the Agent promptly of the presentment for payment of any Letter of Credit issued by the Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 12:00 p.m. (noon) on the first Business Day following the Disbursement Date, the Borrower will reimburse the Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Revolving Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any Application, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder, whether issued for the account of the Borrower or any Obligor.

(d) Reimbursement. Each Reimbursement Obligation and, upon the failure of the Borrower to reimburse the Issuer, each Revolving Lender’s obligation under Section 2.7(b) to reimburse the Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Revolving Lender, as the case may be, may have or have had against the Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any nonapplication or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Revolving Lender, as the case may be, to commence any proceeding (or assert any such claim in a compulsory counterclaim) against (i) the Issuer, for any wrongful Disbursement made by the Issuer under a Letter of Credit which is determined by a court of competent jurisdiction in a final proceeding to have resulted from the Issuer’s gross negligence or willful misconduct, or (ii) any beneficiary under such Letter of Credit or any other Person.

(e) Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default under Section 11.1(i) or upon notification by the Agent (acting at the direction of the Required Lenders) to the Borrower of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default:

(i) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Issuer of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(ii) the Borrower shall be immediately obligated to Cash Collateralize the amount deemed to have been so paid or disbursed by the Issuer.

Amounts payable by the Borrower pursuant to this Section shall be deposited in immediately available funds with the Agent and held as collateral security for use to satisfy the potential related Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived (in accordance with the terms of this Agreement), the Agent shall return to the Borrower all amounts then on deposit with the Agent pursuant to this Section which have not been applied to the satisfaction of such Reimbursement Obligations. Unless and until amounts are paid or disbursed under a Letter of Credit, Lenders shall have no obligation to fund amounts referenced in this Section 2.7(e).

(f) Nature of Reimbursement Obligations. The Borrower and, to the extent set forth in Section 2.7(b), each Revolving Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer shall not be responsible for:

(i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(v) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Revolving Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith shall be binding upon the Borrower and each such Secured Party, and shall not put the Issuer under any resulting liability to the Borrower or any Secured Party, as the case may be. None of the foregoing shall be intended to restrict any action against the Issuer arising from an act or omission that has been determined by a court of competent jurisdiction in a final proceeding to have resulted from the Issuer’s gross negligence or willful misconduct. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

Section 2.8 Notes. The Borrower agrees that, upon the request to the Agent by any Lender, the Borrower will execute and deliver to such Lender one or more Notes evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of each original applicable Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on any grid attached to such Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations or any error in any such notation shall not limit or otherwise affect any Obligations of the Borrower.

Section 2.9 Incremental Facilities.

(a) The Borrower may, by written notice to the Agent on one occasion, request Incremental Revolving Loan Commitments in an amount not to exceed $15,000,000 in the aggregate from one or more Incremental Revolving Lenders, each of which must be (i) an existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable to the Agent (which acceptance shall not unreasonably withheld or delayed), the Borrower and the Issuer. Such notice shall set forth (i) the amount of the Incremental Revolving Loan Commitments being requested (which shall be a minimum amount $10,000,000), and (ii) the date on which such Incremental Revolving Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 30 days after the date of such notice). The Borrower will first seek Incremental Revolving Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, if additional commitments are needed, from additional banks, financial institutions and other institutional lenders who will become Incremental Revolving Lenders in connection therewith. The Borrower and each Incremental Revolving Lender shall execute and deliver to the Agent an Incremental Revolving Loan Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Revolving Loan Commitment of each such Person. The terms and provisions of such Incremental Revolving Credit Commitments and Revolving Loans made under such Incremental Revolving Credit Commitments shall be identical to those of the existing Revolving Loans.

(b) The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Revolving Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Credit Commitment and Incremental Revolving Loans evidenced thereby, and the Agent and the Borrower may revise this Agreement to evidence such amendments.

(c) Notwithstanding the foregoing, no Incremental Revolving Credit Commitment shall become effective under this Section 2.9 unless (i) on the date of such effectiveness, the conditions set forth in Section 5.2 have been satisfied and the Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower, and (ii) the Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Agent and consistent with those delivered on the Closing Date under Section 5.1.

(d) Each of the parties hereto hereby agrees that the Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of each Incremental Revolving Loan Commitment, (i) Revolving

Loans made under such Incremental Revolving Credit Commitment are included in each Borrowing of outstanding Revolving Loans on a pro rata basis and (ii) the Lender providing each Incremental Revolving Credit Commitment shares ratably in accordance with its Percentage in the aggregate Revolving Loans, Swing Loans and Letter of Credit Outstandings then outstanding.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.1 Repayments and Prepayments; Application. The Borrower shall repay in full the unpaid principal amount of each Revolving Loan on the Revolving Loan Termination Date and each Term Loan on the Term Loan Maturity Date. Prior thereto, payments and prepayments of Loans shall or may be made as set forth below.

(a) Term Loan Principal Repayments. On each Quarterly Payment Date commencing with December 29, 2012 and the payment due on the Term Loan Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Term Loan, the Borrower shall make a payment of the aggregate outstanding principal amount of the Term Loan in an amount equal to $3,750,000.

(b) Annual Clean-Down. The Borrower shall repay Revolving Loans and Swing Loans so that for a thirty (30) consecutive day period occurring during the first Fiscal Quarter of each Fiscal Year there are shall be no Revolving Loans or Swing Loans outstanding.

(c) Voluntary Prepayments. From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, without premium or penalty, of the outstanding principal amount of any Loans; provided, however, that: (i) any such prepayment of Loans shall be made pro rata among Loans of the same type and, if applicable, having the same Interest Period (and applied pro rata to any remaining amortization payments for such Loans); (ii) all such voluntary prepayments of the Term Loan shall require at least three (3), but no more than five (5), Business Days’ prior written notice to the Agent; (iii) all such voluntary partial prepayments shall be, (A) in the case of Base Rate Loans, in a minimum amount of $500,000 and any integral multiple of $500,000 in excess thereof, and (B) in the case of LIBOR Loans, in a minimum amount of $500,000 and any integral multiple of $500,000 in excess thereof; and (iv) the Borrower shall comply with Section 4.4 in the event any LIBOR Loan is prepaid on any day other than the last day of the Interest Period for such LIBOR Loan.

(d) Mandatory Prepayments.

(i) Revolving Loan Prepayments. On any date when the Total Revolving Credit Exposure exceeds the lesser of (1) the Revolving Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement) and (2) the Borrowing Base, the Borrower shall make a mandatory prepayment of Revolving Loans and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to such excess.

(ii) Prepayments of Net Equity Proceeds. Within three (3) Business Days following the receipt by any Obligor of any Net Equity Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 50% of such Net Equity Proceeds, to be applied as set forth in Section 3.1(e); provided, however, that if, on the date of receipt of any such Net Equity Proceeds, no Event of Default has occurred and is continuing or would result therefrom, such Obligor may, not later than thirty (30) days following receipt of any Net Equity Proceeds, use any such proceeds to fund (A) planned Capital Expenditures or (B) Permitted Acquisitions; provided further, that to the extent of any such Net Equity Proceeds to be applied as contemplated above have not been so applied by the end of the applicable 30-day period, a prepayment shall be required in an amount equal to such Net Equity Proceeds that have not been so applied.

(iii) Prepayments of Net Indebtedness Proceeds. Immediately following the receipt by any Obligor of any Net Indebtedness Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Indebtedness Proceeds.

(iv) Prepayments of Net Disposition Proceeds. Within three (3) Business Days following receipt by any Obligor of any Net Disposition Proceeds which, when aggregated with all other Net Disposition Proceeds for any Fiscal Year are in excess of $250,000, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such excess Net Disposition Proceeds, to be applied as set forth in Section 3.1(e); provided, however, that if, on the date of receipt of any such Net Disposition Proceeds, no Default or Event of Default has occurred and is continuing or would result therefrom, such Obligor may reinvest the Net Disposition Proceeds in real or tangible personal property (other than Inventory) to be used in such Obligor’s business similar to the assets subject to the related Disposition, in which case no prepayment under this clause shall be required (1) until 90 days following the date of the applicable Disposition (or 180 if the asset is contractually committed to be replaced within 90 days and in fact is replaced within 180 days) or (2) if the Disposition results from a casualty, condemnation or similar event, until 180 days following the date of the applicable Disposition and then such prepayment shall be in the amount of Net Disposition Proceeds that were not reinvested; provided, however, if a Default or Event of Default shall occur at any time during the applicable period, the Borrower shall make a prepayment of the Loans and such prepayment shall be in an amount equal to the lesser of (A) the Net Disposition Proceeds that have not been reinvested at the time of such Event of Default or (B) the cash balance (and Cash Equivalent Investments) of the Net Disposition Proceeds available to the Obligors; provided further, that notwithstanding anything in Section 3.1(e)(i) to the contrary, prepayments in respect of losses of Inventory shall be applied first in accordance with Section 3.1(e)(ii) without any reduction of the Revolving Loan Commitment Amount.

(v) Prepayments of Excess Cash Flow. Within three (3) Business Days following the date the Borrower’s annual financial statements are required to be delivered pursuant to Section 7.1(b), commencing with the financial statements with respect to the 2012 Fiscal Year, the Borrower shall deliver to the Agent a calculation of the Excess Cash Flow for the period from the Closing Date through the end of the 2012 Fiscal Year and otherwise for the Fiscal Year last ended and, no later than five (5) Business Days following the delivery of such calculation, make or cause to be made a mandatory prepayment of the Loans in an amount equal to the Excess Cash Flow (if any) multiplied by 50%, to be applied as set forth in Section 3.1(e).

(vi) Prepayments upon Acceleration. Immediately upon any acceleration of any Loans pursuant to Section 11.2 or Section 11.3, the Borrower shall repay all the Loans and Cash Collateralize all Letter of Credit Outstandings, unless any such acceleration is rescinded. Such amounts shall be applied in accordance with Section 11.4.

(e) Application. Amounts prepaid pursuant to Section 3.1(d)(ii), (iii), (iv) and (v) shall be applied (i) first, to the outstanding principal amount of the Term Loan, with payments applied to the installments thereof in inverse order of maturity, and (ii) second, to the repayment of any outstanding Revolving Loans and, to the extent any prepayment is made with Net Disposition Proceeds, a reduction of the Revolving Loan Commitment Amount in accordance with Section 2.2 and, if necessary to Cash Collateralize all Letter of Credit Outstandings. Each such prepayment of the principal of any specific Loan shall be applied, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBOR Loans.

Section 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with the terms set forth below.

(a) Rates. Subject to Sections 2.3 and 2.4, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

(i) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Adjusted Base Rate from time to time in effect plus the Applicable Margin; and

(ii) on that portion maintained as a LIBOR Loan, during each Interest Period applicable thereto, equal to the sum of LIBOR for such Interest Period plus the Applicable Margin.

All LIBOR Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Loan.

(b) Default Rate. Notwithstanding the foregoing, at the election of the Agent or at the direction of the Required Lenders, if an Event of Default shall have occurred and be continuing, the Borrower will pay to the Agent, for the account of the party entitled thereto, interest due under this Agreement, at a rate per annum (the “Default Rate”) equal to the Adjusted Base Rate from time to time in effect (or, as to any LIBOR Loan then outstanding, the LIBOR rate applicable to such LIBOR Loan during the remainder of the related Interest Period prior to conversion thereof pursuant to Section 2.4), plus the sum of (i) the Applicable Margin applicable thereto and (ii) an additional margin of 2% per annum, to the fullest extent permitted by law, on the Loans and any other amount payable by the Borrower under any Credit Document to or for the account of the Agent or any Lender; provided that, in the case of Letter of Credit Outstandings, the Default Rate shall equal (i) the applicable Letter of Credit fee calculated pursuant to Section 3.3(d) plus (ii) an additional margin of 2% per annum. The Default Rate will apply, for the period from and including the date the Agent has notified the Borrower that the Default Rate will begin to accrue (which may be a date prior to such notice), to but excluding the date the same is paid in full (or until the Event of Default no longer exists). Interest payable at the Default Rate shall be payable from time to time on demand or, if not earlier demanded, on each Quarterly Payment Date.

(c) Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(i) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(ii) with respect to Base Rate Loans, on each Quarterly Payment Date;

(iii) with respect to LIBOR Loans, on the last Business Day of each applicable Interest Period (and, if such Interest Period shall exceed three months, every 90 days and on the last Business Day of each applicable Interest Period);

(iv) with respect to any Base Rate Loans converted into LIBOR Loans on a day when interest would not otherwise have been payable pursuant to clause (iii) above, on the date of such conversion; and

(v) on that portion of any Loan which is accelerated pursuant to Section 11.2 or Section 11.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether upon maturity, upon acceleration or otherwise) shall be payable upon demand.

(d) Maximum Rate. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 3.3 Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be fully earned and non-refundable.

(a) Revolving Credit Commitment Fee. Accruing from the date hereof until the Revolving Loan Termination Date, the Borrower agrees to pay to the Agent, for the account of each Revolving Lender, based on such Revolving Lender’s Percentage, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Commitment Fee Rate multiplied by the average daily difference between the amount of (i) the Revolving Loan Commitments of all Revolving Lenders and (ii) the Total Revolving Exposure Amount. All Commitment Fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Closing Date, and on the Revolving Loan Termination Date.

(b) [Reserved.]

(c) Agent’s and Other Fees. The Borrower agrees to pay to the Agent, as applicable for its own account and the account of the Lenders (as appropriate), the fees in the amounts and on the dates set forth in the Fee Letter.

(d) Letter of Credit Fee. The Borrower agrees to pay to the Agent, for the account of each Revolving Lender, a Letter of Credit fee in an amount, per annum, equal to (i) such Lender’s Percentage of the Revolving Loan Commitment Amount multiplied by, (ii) the then effective Applicable Margin for Revolving Loans maintained as LIBOR Loans, multiplied by (iii) the daily average Stated Amount of each such Letter of Credit for the period for which such fee is paid. Such fees shall be payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Loan Termination Date. The Borrower further agrees to pay (x) in advance, a fronting fee of 0.25% per annum to the Issuer on the date of each issuance or renewal of each Letter of Credit and (y) the Issuer’s customary costs and expenses with respect to Letters of Credit, as set forth in a schedule delivered to the Borrower or as otherwise agreed to by the Borrower and the Issuer.

ARTICLE IV

CERTAIN LIBOR AND OTHER PROVISIONS

Section 4.1 LIBOR Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Agent, be conclusive and binding on the Borrower) that the introduction of or any Change in Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBOR Loan, the obligations of such Lender to make, continue or convert any such LIBOR Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

Section 4.2 Deposits Unavailable. If the Agent shall have determined that:

(a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in the relevant market; or

(b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans;

then, upon notice from the Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.1 to make or continue any Loans as, or to convert any Loans into, LIBOR Loans shall forthwith be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 4.3 Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR rate) or any Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender setting forth in reasonable detail the calculation of such amount, Issuer or other Recipient, the Borrower will pay to such Lender, Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

Section 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBOR Loan) as a result of:

(a) any conversion or repayment or prepayment of the principal amount of any LIBOR Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b) any Loans not being made as LIBOR Loans in accordance with the Borrowing Request therefor; or

(c) any Loans not being continued as, or converted into, LIBOR Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrower (with a copy to the Agent) setting forth in reasonable detail the calculation of such amount, the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

Section 4.5 Increased Capital Costs. If any Lender or Issuer determines that any Change in Law affecting such Lender or Issuers or any lending office of such Lender or such Lender’s or Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuer’s capital or on the capital of such Lender’s or Issuers’ holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any Issuer, to a level below that which such Lender or Issuer or such Lender’s or Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuer’s policies and the policies of such Lender’s or Issuer’s holding company with respect to capital adequacy), then from time to time, upon written request from such Lender or Issuer to the Borrower setting forth in reasonable detail the calculation of such amount, the Borrower will pay to such Lender or Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Issuer or such Lender’s or Issuer’s holding company for any such reduction suffered.

Section 4.6 Taxes. The Borrower covenants and agrees as follows with respect to Taxes:

(a) Issuers. For purposes of this Section 4.6 the term “Lender” includes any Issuer.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Obligors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 4.6, such Obligor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the

Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.6(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.6 (including by the payment of additional amounts pursuant to this Section 4.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental

Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.6 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 4.7 Payments, Computations, etc. Unless otherwise expressly provided in a Credit Document, all payments by the Borrower pursuant to each Credit Document shall be made by the Borrower to the Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 12:00 noon on the date due in same day or immediately available funds to such account as the Agent shall specify from time to time by notice to the Borrower. Funds received after that time but before 5:00 p.m. on such date shall be deemed to have been received by the Agent on such date for purposes of Section 11.1(a), but for all other purposes shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Agent for the account of such Secured Party. All fees and interest (including interest on LIBOR Loans) shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest is payable over a year comprised of 360 days for the actual number of days elapsed, except that interest on a Base Rate Loan calculated at other than the Federal Funds Open Rate, shall be calculated on the basis of a year of 365 days or, if appropriate, 366 days. Payments due on other than a Business Day shall (except as otherwise required by the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

Section 4.8 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Outstandings to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

Section 4.9 Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuer or any such Affiliate, to or for the credit or the account of the Borrower or any other Obligor against any and all of the obligations of the Borrower or such Obligor now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuer or their respective Affiliates, irrespective of whether or not such Lender, Issuer or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Obligor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 4.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuer or their respective Affiliates may have. Each Lender and Issuer agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 4.10 Mitigation; Time Limitation.

(a) If any Lender requests compensation under Sections 4.3, 4.4, or 4.5, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6 then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 4.3, 4.4, or 4.5 or 4.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment

(b) Failure or delay on the part of any Lender or Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.11 Replacement of Lenders. Each Lender hereby severally agrees as set forth in this Section.

(a) If any Lender (an “Affected Lender”) requests compensation under Sections 4.3, 4.4, 4.5, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.10, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, consents required by, Section 13.11(a)), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.3, 4.4, 4.5 or Section 4.6) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Agent the processing fee (if any) specified in Section 13.11(a);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Outstandings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 4.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Sections 4.3, 4.4, 4.5 or payments required to be made pursuant to Section 4.6, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. To the extent permitted by applicable law, if a Defaulting or Non-Consenting Lender shall refuse or fail to assign and delegate its rights and interests in accordance with this Section 4.11, the Agent shall use commercially reasonable efforts execute and deliver such documents as are required to effectuate such assignment in the name and on behalf of such Defaulting or Non-Consenting Lender, and irrespective of whether the Agent executes and delivers such documents, such Defaulting or Non-Consenting Lender shall be deemed to have executed and delivered such documents. Until such time as one or more Assignee Lenders shall have acquired all of such Defaulting or Non-Consenting Lender’s interests, rights, duties and obligations hereunder, such Defaulting or Non-Consenting Lender shall remain obligated to fund its portion of the Loans and pay all other amounts required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans).

Section 4.12 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 4.9 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuer or Swingline Lender hereunder; third, to Cash Collateralize the Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.13; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.13; sixth, to the payment of any amounts owing to the Lenders, the Issuers or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuers or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facility without giving effect to Section 4.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.13.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding principal amount of all Revolving Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 4.13.

(b) Defaulting Lender Cure. If the Borrower, the Agent and each Swingline Lender and Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 4.12(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 4.13 Cash Collateral.

(a) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent or any Issuer (with a copy to the Agent) the Borrower shall Cash Collateralize the Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Collateral Amount.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Outstandings, to be applied pursuant to clause (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.13 or Section 4.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and each Issuer that there exists excess Cash Collateral; provided that, subject to Section 4.12 the Person providing Cash Collateral and each Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

ARTICLE V

CONDITIONS TO CREDIT EXTENSIONS

Section 5.1 Initial Credit Extension. The obligations of the Lenders and, if applicable, the Issuer to fund the initial Credit Extension shall be subject to the prior or concurrent satisfaction, each in the Agent’s reasonable discretion, or waiver of each of the conditions precedent set forth in this Article.

(a) Certificates, Resolutions, etc. The Agent shall have received from each Obligor, as applicable:

(i) a copy of a good standing certificate, dated a date within ten (10) days of the Closing Date, for each such Person from the Secretary of State of (A) such Person’s state of organization or formation and (B) each State in which the nature of such Person’s business requires that it qualify to do business therein, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and

(ii) a certificate, dated the Closing Date, duly executed and delivered by such Person’s secretary or assistant secretary, managing member or general partner, as applicable, as to:

(A) resolutions of each such Person’s board of directors (or other managing body, in the case of any entity other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Credit Document to be executed by such Person and the transactions contemplated hereby and thereby;

(B) the incumbency and signatures of its Authorized Officers authorized to act with respect to each Credit Document to be executed by such Person;

(C) (i) an original certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each Obligor and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State and (ii) a copy of the bylaws or similar governing document of each Obligor and any and all amendments and restatements thereof; and

(D) the full force and validity of each Organizational Document of such Person and copies thereof; and

(iii) a certificate, dated the Closing Date, to the effect that all representations and warranties of the Obligors contained in this Agreement and the other Credit Documents, as applicable, are true and correct as of the Closing Date (unless stated to relate to an earlier date, in which case such representations shall be true and correct as of such earlier date); that no Obligor is in violation of any of the covenants contained in this Agreement and the other Credit Documents, as applicable; and that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing;

(b) Delivery of Notes. The Agent shall have received, for the account of each Lender that has requested a Note, such Lender’s Notes duly executed and delivered by an Authorized Officer of the Borrower.

(c) Payment of Outstanding Indebtedness, etc. All Indebtedness of any Obligor (other than Indebtedness permitted by this Agreement) that is either for borrowed money or secured by any Lien, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full on the Closing Date, and the commitments in respect of such repaid Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released and the Agent shall have received all Uniform Commercial Code termination statements (Form UCC-3) and other executed instruments as may be required in connection therewith. After giving effect to the foregoing, the Obligors shall have no Indebtedness other than Indebtedness permitted by this Agreement.

(d) Closing Fees, Expenses, etc. The Agent shall have received for its own accounts, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Section 3.3 and, if then invoiced, Section 13.3.

(e) Financial Matters.

(i) Financial Statements. The Agent shall have received the (x) audited financial statements of the Obligors for the period ending December 31, 2011, and (y) the unaudited financial statements of the Obligors for the monthly period ending July 28, 2012.

(ii) Pro Forma Financial Statements. The Agent shall have received a pro forma consolidated balance sheet of the Obligors and pro forma statements of operations and cash flow of the Obligors, including assumptions used in preparing the projected statement, reasonably satisfactory to the Agent.

(iii) Financial Condition Certificate. The Borrower shall have delivered to the Agent a certificate from an Authorized Officer to the effect that:

(A) there has been no Material Adverse Effect on the business or condition (including without limitation the financial condition) of the Obligors, taken as a whole, since December 31, 2011;

(B) the Borrower, individually, and Holdings and its Subsidiaries, taken as a whole, are Solvent;

(C) the sum of (i) deposits of the Borrower with PNC in cash as of the Closing Date plus (ii) Availability as of the Closing Date based on a Borrowing Base Certificate relating to the fiscal month ending July 28, 2012, equals at least $10,000,000;

(D) the EBITDA of the Borrower and its consolidated Subsidiaries, for the twelve (12) month period ended July 28, 2012 is not less than $50,000,000;

(E) the financial projections delivered to the Agent for the three (3) years following the Closing Date and for each fiscal month through December 29, 2012, have been prepared on the basis of the assumptions stated therein and represent the Borrower’s most recent estimate of its future financial performance and such assumptions are believed by the Authorized Officer to be fair in light of current business conditions; and

(F) attached thereto is a pro forma Compliance Certificate, for the twelve (12) month period ended July 28, 2012 demonstrating that the Total Leverage Ratio is less than 1.75 to 1.00.

(f) Material Adverse Effect. Since December 31, 2011, there has been no material adverse change in the business, results of operations, financial condition or assets of Holdings and its Subsidiaries taken as a whole.

(g) Opinion of Counsel. The Agent shall have received an opinion, dated the Closing Date and addressed to the Agent and all Lenders, from Dechert LLP, counsel to the Obligors, in form and substance reasonably satisfactory to the Agent and its counsel.

(h) Financing Statements. All UCC financing statements (Form UCC-1) or other similar financing statements and UCC termination statements (Form UCC-3) required pursuant to the Credit Documents shall have been filed by or delivered to a filing service company acceptable to the Agent.

(i) Credit Documents. The Agent shall have received fully executed copies of this Agreement and each other Credit Document, including, without limitation:

(i) the Pledge Agreement, dated the Closing Date, duly executed and delivered by the Obligors and the other parties thereto, together with the Control Agreements and/or the certificates evidencing all of the issued and outstanding Capital Securities pledged pursuant to the Pledge Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank and any applicable UCC financing statements;

(ii) the Security Agreement, dated the Closing Date, duly executed and delivered by the Obligors, and UCC financing statements (Form UCC-1) naming each Obligor as a debtor and the Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or desirable to perfect the security interests of the Agent pursuant to the Security Agreement; and

(iii) the Agent and its counsel shall be satisfied that the Lien granted to the Agent, for the benefit of the Secured Parties in the Collateral is a first priority (or local equivalent thereof) security interest (except for Liens permitted by Section 10.3 hereof); and no Lien exists on any of the Collateral described above other than the Lien created in favor of the Agent, for the benefit of the Secured Parties, pursuant to a Credit Document (except for Liens permitted by Section 10.3 hereof) and shall have received:

(A) copies of UCC termination statements (Form UCC-3), if any, necessary to release all Liens and other rights of any Person in any collateral securing the Obligations, together with such other UCC termination statements (Form UCC-3) as the Agent may reasonably request from any Obligor; and

(B) copies of lien, tax, judgment and bankruptcy search reports, listing any liens and all effective financing statements which name any Obligor (under its present name and any previous names) as a debtor, together with copies any such financing statements.

(j) Insurance. The Agent shall have received (A) certificates evidencing (i) each insurance policy held by any Obligor and (ii) that the coverage required pursuant to Section 8.3 is in place, each showing that the Agent has been named lender loss payee and/or mortgagee or additional insured, as appropriate, on such policies, and otherwise meeting the requirements of Section 8.3 and (B) endorsements naming the Agent, for the benefit of the Lenders, as an additional insured on the liability insurance policies of the Obligors and as a loss payee on the property insurance policies of the Obligors.

(k) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Obligors shall have obtained all necessary approvals, authorizations and consents of any Person (including, without, limitation all shareholder, corporate and regulatory consents) and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Credit Documents.

(ii) No Injunction, etc. No action, litigation, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement, and the other Credit Documents, or the consummation of the transactions contemplated hereby or thereby, or which would reasonably be expected to have a Material Adverse Effect.

(iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing (prior to or after giving effect to the initial Loans hereunder).

(l) Landlord Waivers. The Borrower shall have delivered, and caused its Subsidiaries to deliver, to the Agent landlord consents or waivers (“Landlord Waivers”) in form and substance satisfactory to the Agent with respect to the Borrower’s (or such Subsidiaries’) leased locations.

(m) Patriot Act. The Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(n) Ownership; Intercompany Debt. The Agent, in its sole reasonable discretion, shall be satisfied with (i) the pro forma capital and ownership structure and the equity holder arrangements of the Obligors, and (ii) the amount, terms, conditions and holders of all intercompany indebtedness of the Obligors and their respective Affiliates.

(o) Control Agreement. The Borrower shall have delivered a Control Agreement, in form and substance satisfactory to the Agent with respect to each of the Deposit Accounts listed on Schedule 6.26.

(p) Borrowing Base Certificate. The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the fiscal month ended on July 28, 2012, and executed by an Authorized Officer of the Borrower.

(q) Miscellaneous. The Obligors shall have provided to the Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Agent or the Lenders.

Section 5.2 All Credit Extensions. The obligation of each Lender and the Issuer to make any Credit Extension (including the initial Credit Extension) shall be subject to and the satisfaction of each of the conditions precedent set forth below.

(a) Compliance with Warranties, No Default, Non-Contravention, etc. Both before and after giving effect to any Credit Extension the following statements shall be true and correct as of the date of such Credit Extension:

(i) all representations and warranties set forth in each Credit Document shall, in each case be true and correct in all material respects to the extent such representation and warranty contains a materiality limitation and in all material respects to the extent such representation and warranty does not contain a materiality limitation, on and as of the date of any extension of credit, before and immediately after giving effect to such Credit Extension and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent made as of a specific date in which case such representation and warranty shall be true and correct in all material respects as of such date);

(ii) no Default or Event of Default has occurred and is continuing or would result from giving effect to such Credit Extension; and

(iii) giving effect to such Credit Extension shall not contravene any law or governmental regulation binding on or affecting any Obligor, except where such contravention, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Credit Extension Requests. Subject to Sections 2.3 or 2.6, as applicable, the Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request (and, if requested by the Issuer, an Application) if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2(a) are true and correct.

(c) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Agent and its counsel.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and Lenders to enter into this Agreement and to induce the Lenders and Issuer to make Credit Extensions hereunder, each Obligor hereby represents and warrants to the Secured Parties that:

Section 6.1 Organization, etc. Each Obligor is (i) validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, (ii) except where such failure to be so qualified could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and (iii) except where such failure to hold such licenses, permits and other approvals, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Credit Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

Section 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Credit Document executed by it, are in each case within each such Person’s powers, have been duly authorized by all necessary action, and do not:

(a) on the Closing Date, contravene (i) any such Person’s Organizational Documents, (ii) any material contractual restriction binding on or affecting any such Person, (iii) any court decree or order binding on or affecting any such Person or (iv) except where such contravention, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, any law or governmental regulation binding on or affecting any such Person;

(b) following the Closing Date, contravene (i) any such Person’s Organizational Documents, (ii) any contractual restriction binding on or affecting any such Person, (iii) any court decree or order binding on or affecting any such Person or (iv) any law or governmental regulation binding on or affecting any such Person, except where such contravention, in the case of clause (ii), (iii) or (iv) could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or

(c) at any time, result in, or require the creation or imposition of, any Lien on any such Person’s properties (except as permitted by this Agreement).

Section 6.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority, other than those that have been, or on the Closing Date (other than those that may be required to be delivered after the Closing Date) will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect and except for filings and registrations of any UCC financing statement, mortgages or intellectual property filings, all of which have been duly executed, where applicable, and delivered to the Agent on the Closing Date by any Obligor, as the case may be, is required for the due execution, delivery or performance by any Obligor of any Credit Document to which it is a party. No Obligor is subject to registration under the Investment Company Act of 1940, as amended, or is otherwise subject to any other regulatory scheme limiting its ability to incur debt (other than Regulation X of the Board).

Section 6.4 Validity, etc. The Credit Documents executed by any Obligor will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

Section 6.5 Financial Information. The financial statements of the Borrower and its Subsidiaries furnished to the Agent and each Lender pursuant to Section 5.1(e)(i) have been prepared in accordance with GAAP as applied pursuant to the terms of this Agreement, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of notes. As of the date of such financial statements, the Obligors do not have any material obligation, known contingent liability, known liability for taxes or long-term lease obligation which is not reflected in such financial statements. The projections furnished to Agent and each Lender pursuant to Section 5.1(h)(iii)(D) are based on reasonable assumptions and such assumptions are believed by the Borrower to be fair in light of current business conditions. All balance sheets, all statements of operations, shareholders’ equity and cash flow and all other financial statements of each Obligor furnished pursuant to Section 7.1 have been and, for periods following the Closing Date, will be prepared in accordance with GAAP as applied pursuant to the terms of this Agreement, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of notes. As of the dates of such financial statements, the Obligors do not have any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements.

Section 6.6 No Material Adverse Effect; Compliance with Laws

(a) No Material Adverse Effect has occurred since December 31, 2011, or since the date of delivery of the most recent audited financial statements delivered pursuant to Section 7.1(b).

(b) Each Obligor is in compliance with the requirements of all applicable laws, rules and regulations (including, without limitation, all Environmental Laws, ERISA, and the provisions of the Occupational Safety and Health Act and the Fair Labor Standards Act, each as amended, and the rules and regulations promulgated thereunder) except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.7 Litigation. There is no pending or, to the knowledge of the Borrower, threatened, litigation, action or proceeding (a) affecting any Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (b) which purports to affect the legality, validity or enforceability of any Credit Document.

Section 6.8 Subsidiaries and Capitalization. Schedule 6.8 hereto sets forth the capitalization as of the Closing Date of each Obligor. Each Subsidiary of Holdings as of the Closing Date is listed on Schedule 6.8. The capitalization of Holdings and each Subsidiary thereof consists of the number of shares of Capital Securities, authorized, issued and outstanding, of such classes and series as of the Closing Date described on Schedule 6.8. All of the Borrower’s and each Subsidiary’s outstanding Capital Securities have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable. The holders of Capital Securities in Holdings and each Subsidiary and the number and/or percentage of shares or interests owned by each as of the Closing Date are described on Schedule 6.8. There are no outstanding warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Securities of Holdings or any of their Subsidiaries, except as described on Schedule 6.8.

Section 6.9 Ownership of Properties. Schedule 6.9 hereto sets forth the address of each real property location which any Obligor owns or leases, or on which any property of any Obligor is maintained, together with a description of any lease or bailment or warehouse arrangement, including the term of such arrangement and the contact information for the landlord, bailee or warehouseman as of the Closing Date. Each Obligor owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased or licensed real or personal property, valid and enforceable leasehold or license interests (as the case may be) in, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens, except for Liens permitted pursuant to Section 10.3, and except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Obligor owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and, to each Obligor’s knowledge, the use thereof by each Obligor does not materially infringe upon the intellectual property rights of any other Person.

Section 6.10 Taxes. Each Obligor has filed all federal and state income and other material tax returns and reports required by law to have been filed by it, and has paid all federal and state income and other material Taxes due and owing, except any such Taxes which are not delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

Section 6.11 ERISA. During the three-year period prior to the date of the execution and delivery of this Agreement and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No Contingent Liability or condition exists or event or transaction has occurred, with respect to any Pension Plan, Welfare Plan or member of the Controlled Group, which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Schedule 6.11 sets forth each Pension Plan and Welfare Plan to which any Obligor is a party as of the Closing Date.

Section 6.12 Environmental. Except as to any matters which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) at all facilities and property (including, without limitation, underlying groundwater) now, or to the knowledge of any Authorized Officer previously, owned, occupied, or leased by any Obligor, except with respect to matters that have been fully resolved, each Obligor is, and continues to be, in compliance with all Environmental Laws;

(b) there have been no past (which have not been fully resolved), and there are no pending or, to the knowledge of any Obligor, threatened (i) decrees, orders, claims, complaints, written notices or requests for information received by any Obligor with respect to any alleged violation of any Environmental Law, or (ii) written complaints, notices or inquiries to any Obligor regarding potential liability under any Environmental Law;

(c) there have been no Releases or threatened Releases of Regulated Substances at, on or under any property now, or to the knowledge of any Authorized Officer previously, owned, occupied, or leased by any Obligor;

(d) each Obligor has been issued and is in compliance with, and to the extent required by applicable Environmental Laws has timely applied to renew, all permits, certificates, approvals, licenses and other authorizations required by Environmental Laws;

(e) no property now, or to the knowledge of any Authorized Officer previously, owned, occupied or leased by any Obligor is listed or, to the knowledge of any Authorized Officer, proposed for listing on any federal or state list of sites requiring any investigation, monitoring, remediation, or clean-up;

(f) there are no underground storage tanks, active or abandoned, including, without limitation, petroleum storage tanks, on or under any property now, or to the knowledge of any Authorized Officer previously, owned or leased by any Obligor;

(g) no Obligor has directly transported or directly arranged for the transportation of any Regulated Substance to any location which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Obligor for any remedial work, damage to natural resources or personal injury;

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now, or to the knowledge of any Authorized Officer previously, owned or leased by any Obligor;

(i) no environmental conditions exist at, on or under any property now, or to the knowledge of any Authorized Officer previously, owned or leased by any Obligor, which, with the passage of time, or the giving of notice or both, would give rise to any liability under any Environmental Law;

(j) no transaction contemplated by either this Agreement requires the prior approval of, or any filing with, any Governmental Authority which enforces or administers any Environmental Law, except for such approvals as have been obtained and copies of which have been delivered to the Agent.

Section 6.13 Accuracy of Information. None of the information heretofore or contemporaneously furnished (other than projections) to any Secured Party by or on behalf of any Obligor by its authorized representatives, directors or officers in connection with any Credit Document or any transaction contemplated hereby contained as of the date such information was dated or certified any untrue statement of a material fact, or omitted to state any material fact necessary to make such information not materially misleading in light of the circumstances under which such statement was made, and no other information hereafter furnished in connection with any Credit Document by or on behalf of any Obligor by its authorized representatives, directors or officers to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not materially misleading in light of the circumstances under which such statement was made, in each case on the date as of which such information is dated or certified.

Section 6.14 Margin Stock. No proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, Board Regulation T, U or X.

Section 6.15 Foreign Assets Control Regulations. None of the requesting or borrowing of any Credit Extensions or the use of the proceeds thereof of such will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act. Furthermore, no Obligor (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will knowingly engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

Section 6.16 Labor Relations. There are no (i) labor matters, disputes or grievances against any Obligor, or, to the Borrower’s knowledge, threatened against or affecting any Obligor, or (ii) unfair labor practices, charges or grievances against any Obligor, or to the Borrower’s knowledge, threatened against any Obligor, before, or which may be brought before, any Governmental Authority, except as set forth on Schedule 6.16. There are no strikes or lockouts, and except as set forth on Schedule 6.16, no Obligor is party to, or obligated under, as a successor or otherwise, any collective bargaining agreement or management agreement.

Section 6.17 Insurance. The insurance maintained by or on behalf of each Obligor is adequate and conforms to the requirements set forth in Section 8.3 (including, without limitation, the payment of premiums for such insurance).

Section 6.18 Collateral Documents.

(a) The Pledge Agreement is effective to create, in favor of the Agent, a legal, valid and enforceable security interest in the Collateral described in the Pledge Agreement and constitute a fully perfected Lien on, and security interest in, all right, title and interest of each pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 10.3(e) or (h).

(b) The Security Agreement is effective to create, in favor of the Agent, a legal, valid and enforceable security interest in the Collateral described in the Security Agreement and constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 10.3.

(c) Each Control Agreement, when executed and delivered, is effective to create, in favor of the Agent, a legal, valid and enforceable Lien on all of any Obligor’s right, title and interest in and to the Deposit Accounts described therein and the proceeds thereof, and constitute a Lien on, and security interest in, all right, title and interest of any Obligor in such Deposit Accounts and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 10.3(e) or (h).

Section 6.19 Solvency. The Borrower, individually, is and Holdings and its Subsidiaries taken as a whole are, Solvent.

Section 6.20 Compliance with OFAC Rules and Regulations. None of the Obligors (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Countries, or (c) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Credit Extension will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 6.21 Holdings. Holdings is a single purpose entity, and has not engaged and will not engage in any business activities other than activities in connection with managing and operating the Borrower and entering into the Credit Documents, the Subordinated Debt Documents, if any, and its Organizational Documents and any matters incident thereto, and does not hold or own any interest in any assets or other property other than the Capital Securities of the Borrower.

Section 6.22 Material Contracts. Except as disclosed on Schedule 6.22, there exists no material default by any of the Obligors under any Material Contracts of the Obligors. As used herein the term “Material Contract” means contracts with a dollar value in excess of $1,000,000, but excluding any customer purchase orders and agreements or supplier contracts. Schedule 6.22 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date.

Section 6.23 No Default. No Default or Event of Default has occurred and is continuing.

Section 6.24 Lawful Operations, etc. Each Obligor and each of its Subsidiaries: (i) holds all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business and own its properties; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.25 Status of Obligations as Senior Indebtedness, etc. All Obligations and fees and expenses in connection therewith constitute “Senior Indebtedness” or similar term relating to the Obligations, and all Obligations are entitled to the benefits of the subordination created by any Subordinated Debt Documents.

Section 6.26 Location of Bank Accounts. Schedule 6.26 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Obligor, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 6.27 Affiliate Transactions. As of the Closing Date, except as set forth on Schedule 6.27, other than agreements, arrangements or transactions entered into in the ordinary course of business related to the payment of reasonable director, officer and employee compensation, there are no existing or proposed agreements, arrangements or transactions between any Obligor and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than the Subsidiaries) of any Obligor or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Obligor or any Person with which any Obligor has a business relationship or which competes with any Obligor.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

The Borrower will furnish, or cause to be furnished, to the Agent (with sufficient copies for each Lender), each of the following:

Section 7.1 Financial Statements and Projections.

(a) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year commencing with the Fiscal Quarter ended September 29, 2012, unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries, as of the close of such Fiscal Quarter and unaudited consolidated statements of income, retained earnings and cash flows for the Fiscal Quarter then ended and that portion of the Fiscal Year then ended for the Borrower and its consolidated Subsidiaries, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by an Authorized Officer to present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries, and the results of operations of the Borrower and its consolidated Subsidiaries, for the periods then ended, subject to the absence of footnotes and normal yearend adjustments.

(b) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries, as of the close of such Fiscal Year and audited consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated Subsidiaries, for the Fiscal Year then ended, including, without limitation, the notes thereto, all in reasonable detail setting forth in comparative form, starting with Fiscal Year 2012, the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, accompanied by an unqualified report thereon by such certified public accountants.

(c) Annual Budget. As soon as available and in any event within forty-five (45) days after the beginning of each subsequent Fiscal Year, an annual budget for the Borrower and its consolidated Subsidiaries for the ensuing Fiscal Year.

(d) Monthly Reports.

(i) As soon as available and in any event within twenty (20) days after the end of each fiscal month, commencing with the fiscal month ending August 25, 2012, a monthly Borrowing Base Certificate for the Borrower and its consolidated Subsidiaries.

(ii) As soon as available and in any event within thirty (30) days after the end of each fiscal month, commencing with the fiscal month ending August 25, 2012, unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of the close of such month and unaudited consolidated statements of income, retained earnings and cash flows for the fiscal month then ended and that portion of the Fiscal Year then ended for the Borrower and its consolidated Subsidiaries, all in reasonable detail setting forth in comparative form the corresponding figures for the fiscal month and year-to-date periods in the immediately preceding Fiscal Year and amounts projected for such month and year-to-date periods pursuant to Section 7.1(c), and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period and certified by an Authorized Officer to present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries, and the results of operations of the Borrower and its consolidated Subsidiaries, for the periods then ended, subject to the absence of footnotes and normal year-end adjustments.

(e) Management Reports. Together with the delivery of the financial statements pursuant to subparts (a) and (b) above, a management report (i) describing the operations and financial conditions of the Obligors and their Subsidiaries for the period then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials) and (ii) discussing the reasons for any significant variations from the budgets delivered pursuant to subpart (c). The management report shall be presented in reasonable detail and shall be certified by an Authorized Officer to the effect that such information fairly presents in all material respects the results of operations and financial condition of the Obligors as at the dates and for the periods indicated.

(f) Information Relating to Collateral. At the time of the delivery of the annual financial statements provided for in subpart (b) above, a certificate of an Authorized Officer of the Borrower (i) setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificate, (ii) outlining all material insurance coverage maintained as of the date of such report by the Obligors and all material insurance coverage planned to be maintained by the Obligors in the immediately succeeding fiscal year, and (iii) certifying that no Obligor has taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests and Liens under the Security Agreement and the Pledge Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(g) Monthly Aging Reports. As soon as practicable and in any event within twenty (20) days after the end of each month, (i) a monthly accounts receivable aging report of the Borrower and (ii) a detailed schedule of the Borrower’s inventory.

Section 7.2 Compliance Certificate.

At each time financial statements are delivered pursuant to Section 7.1(a) or Section 7.1(b) hereof a Compliance Certificate dated as of the date of the related financial statements and certified by an Authorized Officer.

Section 7.3 Other Reports.

(a) Promptly upon receipt thereof, copies of all financial and management reports, if any, submitted to any Obligor or its board of directors (or other managing body, in the case of an entity other than a corporation) by its independent public accountants in connection with any annual or interim audit, including, without limitation, any management letters or reports;

(b) promptly upon their becoming available, copies of all financial statements, reports, notices, prospectuses and registration statements, if any, as any Obligor publicly files with the SEC, any national securities exchange, or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding governmental commission, department, board, bureau, or agency, federal or state;

(c) promptly upon receipt of any Net Disposition Proceeds to be reinvested in accordance with Section 3.1(d)(iv), a certificate from an Authorized Officer, to the effect that the Borrower intends to apply such proceeds (or a portion thereof specified in such certificate), in accordance with the applicable paragraph, and certifying that no Event of Default has occurred and is continuing or would result from such application;

(d) as soon as practicable, and in any event at the same time as any notice is given to the purchasers by any Obligor, notice of any Default or Event of Default (each as defined under any Subordinated Debt Document) under any Subordinated Debt Documents;

(e) from time to time, if the Agent reasonably determines that obtaining appraisals is necessary in order for the Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if a Default or an Event of Default shall have occurred and be continuing, the Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Agent stating the then current fair market value of all or any portion of the personal property of any Obligor or any Subsidiary of any Obligor and the fair market value or such other value as determined by the Agent (for example, replacement cost for purposes of Flood Insurance) of any real estate of any Obligor or any Subsidiary of any Obligor;

(f) promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that Holdings or the Borrower furnishes to its stockholders generally;

(g) promptly after the release thereof to any news organization or news distribution organization, copies of any press releases and other similar statements intended to be made available generally by any Obligor or any Subsidiary to the public concerning material developments relating to such Obligor or its Subsidiaries;

(h) promptly after the transmission or receipt thereof, as applicable, copies of all notices received or sent by any Obligor to or from the holders of any Material Indebtedness or any trustee with respect thereto;

(i) promptly, and in any event within ten (10) Business Days (i) after any Material Contract of any Obligor is terminated or amended in a manner that could reasonably be expected to have a Material Adverse Effect, or (ii) any new Material Contract is entered into, written notice of the same. For the avoidance of doubt, no notice will be required in connection with the expiry of a Material Contract pursuant to its terms; and

(j) such other information regarding the operations, business affairs and financial condition of any Obligor or any Collateral as the Agent or any Lender may reasonably request.

Section 7.4 Notice of Litigation and Other Matters. The Borrower shall provide the Agent and the Lenders, prompt (but in no event later than five (5) Business Days after any Obligor obtains knowledge thereof) written notice of:

(a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Obligor or any of their respective properties, assets or businesses which could reasonably be expected to create a potential liability or judgment in excess of $1,000,000;

(b) any notice of any violation received by any Obligor from any Governmental Authority including, without limitation, any notice of violation of any Environmental Law which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(c) except for any controversies which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Obligor;

(d) any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against any Obligor;

(e) (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, together with copies of all documentation relating thereto;

(f) at least 30 days’ prior notice of any change (i) in any Obligor’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Obligor’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Obligor’s corporate form or structure, (iv) in any Obligor’s Federal Taxpayer Identification Number, (v) in any Obligor’s jurisdiction of organization or (vi) in any Organizational Document of any Obligor. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Agent if any material portion of the Collateral is damaged or destroyed;

(g) any change of any Authorized Officer that is delivering a Credit Document, financial statements or calculation of financial covenants and for which a prior incumbency certificate is not effective;

(h) any condition or event that constitutes a Default or Event of Default, with such written notice thereof specifying the nature and expected duration thereof and the action being or proposed to be taken with respect thereto;

(i) any significant adverse change in the Borrower’s or any Subsidiary’s relationship with, or any significant event or circumstance that could reasonably be expected to adversely affect the Borrower’s or any Subsidiary’s relationship with, (A) any customer (or related group of customers) representing more than 10% of the Borrower’s consolidated revenues during its most recent Fiscal Year, or (B) any supplier that is material to the operations of the Borrower and its Subsidiaries considered as an entirety;

(j) any amendment or waiver of the terms of, or notice of default under, the Subordinated Debt Documents; or

(k) any Material Adverse Effect.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Holdings and the Borrower agree with each Lender, the Issuer and the Agent that they will, and will cause their respective Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 8.1 Maintenance of Existence; Compliance with Laws, etc. Holdings will, and will cause each of its Subsidiaries to:

(a) except as otherwise permitted by Section 10.7, preserve and maintain its legal existence;

(b) comply with the requirements of all applicable laws, rules and regulations (including, without limitation, all Environmental Laws, ERISA, the Occupational Safety Health Act, the Fair Labor Standards Act, the Patriot Act, the Trading with the Enemy Act, the Foreign Assets Control Regulations and the Executive Order, each as amended, and any rules or regulations promulgated thereunder), except where such failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(c) pay (before the same become delinquent), all federal, state and other material Taxes and assessments imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such Person.

Section 8.2 Maintenance of Properties. Holdings will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties and equipment in good repair, working order and condition (ordinary wear and tear excepted and to the extent of Holdings’ or its Subsidiaries’ obligations under any applicable lease), and make necessary repairs, renewals and replacements so that the business carried on by Holdings and its Subsidiaries may be properly conducted at all times, unless Holdings determines in good faith that the continued maintenance of such property is no longer economically desirable.

Section 8.3 Insurance. Holdings will, and will cause each of its Subsidiaries to:

(a) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage by fire and other insurance hazards (including, without limitation, extended coverage, property damage, worker’s compensation, public liability, business interruption insurance and, if requested, Flood Insurance) and against other risks of the kind and in such amount customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and all insurance required to be maintained under any other Credit Document; and

(b) maintain all other insurance as may be required under the laws of any state or jurisdiction in which it or they may be engaged in business.

The Borrower shall deliver, or cause to be delivered, (i) on the Closing Date, an original certificate of insurance signed by Holdings’ independent insurance broker describing and certifying as to the existence of the insurance on the properties and assets of Holdings and its Subsidiaries required to be maintained by this Agreement and (ii) at the reasonable request of the Agent from time to time, (A) a summary schedule indicating all insurance then in force with respect to Holdings and its Subsidiaries or (B) copies of the policies evidencing such insurance coverage. Each insurance policy shall provide for at least thirty (30) days’ (or ten (10) days’ in the case of cancellation of the policies for failure to pay premiums) prior written notice to the Agent of any termination of or proposed cancellation, nonrenewal or material modification of such policy. Holdings shall at all times cause the Agent to be named as mortgagee, lender loss payee or additional insured, as applicable, on all of its property, casualty and liability policies. All policies delivered pursuant to this Section shall be in addition to any requirements to maintain specific types of insurance contained in any other Credit Document.

Section 8.4 Visitations, Books and Records. Holdings will, and will cause each of its Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect in all material respects all of its and their business affairs and transactions and permit the Agent, any Lender or any of their respective representatives, at reasonable times and intervals upon at least forty eight (48) hours prior notice to the Borrower, to visit Holdings’ or any Subsidiary’s offices, plants or other locations, to discuss Holdings’ or any Subsidiary’s financial matters with its officers and employees, and its independent public accountants (and Holdings hereby authorizes such independent public accountant to discuss Holdings’ financial matters with the Agent, any Lender or any of their respective representatives, provided that, so long as no Event of Default exists, a representative of Holdings may participate in any such discussion) and to examine (and photocopy extracts from) any of its books and records. The Borrower shall (a) pay any fees of such independent public accountant incurred in connection with the Agent’s exercise of its rights pursuant to this Section and (b) reimburse all reasonable costs and expenses of such visits of the Agent, to the extent any such fees, costs and expenses are incurred after the occurrence and during the continuance of an Event of Default.

Section 8.5 Environmental Law Covenant. Holdings will, and will cause each of its Subsidiaries to:

(a) occupy, use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations required by Environmental Laws in effect and remain in material compliance therewith, and handle all Regulated Substances in compliance with, all applicable Environmental Laws, except in each case where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(b) promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition or operation of its facilities and properties in respect of, or as to compliance with, Environmental Laws, that, in each case, could reasonably be expected to have a Material Adverse Effect and promptly resolve any material non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law.

Section 8.6 Use of Proceeds. The Borrower will apply the proceeds of the Credit Extensions to (i) partially finance the Permitted Distribution, (ii) provide for ongoing working capital needs and (iii) other general corporate purposes including Capital Expenditures.

Section 8.7 Additional Subsidiaries and Collateral.

(a) At the time any Subsidiary of Borrower is created or acquired, with the consent of the Required Lenders or in connection with a Permitted Acquisition, after the Closing Date, the Borrower shall (i) in the case of a Domestic Subsidiary, cause such Subsidiary to join as a Guarantor and to execute and deliver to the Agent a duly executed joinder to the Guaranty Agreement, the Pledge Agreement and the Security Agreement, and (ii) in the case of a Foreign Subsidiary owned by the Borrower or a Domestic Subsidiary, deliver to the Agent a pledge of 65% of the Voting Securities of such Subsidiary, together with, in each case such other Credit Documents as the Agent may reasonably request, with such changes as the Agent may reasonably request, together with resolutions, favorable legal opinions addressed to the Agent and Lenders, in form and substance satisfactory to the Agent, and such other documents and closing certificates, in each case as may be reasonably requested by the Agent.

(b) Promptly upon any Obligor acquiring any asset, tangible or intangible, or other property (real or personal) in which a security interest or mortgage is not already granted to the Agent on behalf of the Secured Parties, provide notice thereof to the Agent and, in the case of a lease, make commercially reasonable efforts to obtain a Landlord Waiver, or, cause to be executed such additional security documents, other documents and closing certificates as may be reasonably requested by the Agent or required by the Security Agreement.

Section 8.8 Procedures to Ensure Information Dissemination. Holdings will, and will cause each of its Subsidiaries to, establish and maintain adequate policies and procedures to ensure that at least one Authorized Officer is promptly informed of all matters referenced in this Agreement for which the Secured Parties are relying on such Authorized Officer’s knowledge with respect to the obligations set forth in Sections 6.12 and Article VII.

Section 8.9 [Reserved]

Section 8.10 Primary Operating Accounts. Each Obligor shall, as of the Closing Date, open and maintain its primary operating accounts with the Agent.

Section 8.11 Holdings’ Operations. Holdings shall not engage in any trade or business other than de minimis activities, the ownership of 100% of the Capital Securities of the Borrower, activities relating to the management and operation of the Borrower, the performance of its obligations under the Credit Documents and any Subordinated Debt Documents to which it is a party and the maintenance of its corporate existence and corporate governance and as required under applicable law or as otherwise permitted under the Credit Agreement. Holdings shall own no assets other than the Capital Securities of the Borrower, any cash and Cash Equivalent Investments as permitted hereunder and its own Capital Securities pursuant to any permitted stock repurchases, and shall not incur any Indebtedness (other than the Obligations, the Subordinated Debt and the Guaranty Obligations thereof).

Section 8.12 Further Assurances. Holdings will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created by the Credit Documents or the validity or priority of any such Lien, all at the expense of the Borrower. Holdings also agrees to provide the Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Credit Documents (including without limitation lien searches, title searches and title policies relating to any owned Real Estate acquired by Holdings or its Subsidiaries following the Closing Date).

Section 8.13 Collateral Exam. Within 180 days after the Closing Date and at such other times as reasonably requested, the Borrower shall permit the Agent or its designee to conduct a collateral field audit at the sole cost and expense of the Borrower, and such collateral field audit shall be reasonably satisfactory to the Agent in scope and result; provided, however, that so long as no Default or Event of Default exists, the Agent shall not request more than two (2) collateral exams and two (2) inventory appraisals in any Fiscal Year.

Section 8.14 Control Agreements. The Obligors will enter into, and will maintain in effect, Control Agreements with respect to each Deposit Account (excluding any payroll account so long as such payroll account is a zero balance account) and lock-box account maintained by the Obligors. Each such Control Agreement shall be in form and substance reasonably satisfactory to the Agent.

Section 8.15 Material Contracts. Each Obligor will perform and observe in all material respects all the terms and provisions of each Material Contract to be performed or observed by it, and no Obligor will take any action that would cause any such Material Contract to not be in full force and effect, and cause each of its Subsidiaries to do so except, in each case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 8.16 Senior Debt. The Obligations shall, and the Obligors shall take all necessary action to ensure that the Obligations shall, at all times rank prior in right of payment, to the extent set forth in the Subordinated Debt Documents, to the Subordinated Debt.

Section 8.17 Lender Meetings. The Obligors will, upon the request of the Agent or the Required Lenders, participate in a meeting of the Agent and the Lenders once during each fiscal year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and Agent) at such time as may be agreed to by the Borrower and the Agent.

ARTICLE IX

FINANCIAL COVENANTS

Holdings covenants and agrees with each Lender, the Issuer and the Agent that it will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 9.1 Maximum Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio for the Rolling Period ending during any period set forth below, to be greater than the ratio set forth opposite such period:

Period Ending	Total Leverage Ratio

September 29, 2012	2.25 to 1.0

December 29, 2012	2.00 to 1.0

March 30, 2013	2.00 to 1.0

June 29, 2013	2.00 to 1.0

September 28, 2013	2.00 to 1.0

December 31, 2013 and thereafter	1.50 to 1.0

Section 9.2 Minimum Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any Rolling Period ending during any period, commencing with September 29, 2012, to be less than 1.20 to 1.0.

Section 9.3 Maximum Capital Expenditures. The aggregate amount of Capital Expenditures made during any Fiscal Year shall not exceed: (a) 12,500,000 for the Fiscal Year ending 2012; and (b) $10,000,000 for the Fiscal Year ending 2013 and each Fiscal Year thereafter; provided that in the event the amounts set forth in clause (a) or (b) above are not expended in the applicable Fiscal Year, up to 50% of the unutilized portion for such Fiscal Year may be carried forward and utilized to make Capital Expenditures in the immediately succeeding Fiscal Year, provided that no amounts carried forward may be carried forward to any subsequent Fiscal Year thereafter and such amounts may only be utilized after the Borrower has utilized in full the permitted Capital Expenditure amount for such Fiscal Year.

ARTICLE X

NEGATIVE COVENANTS

Each Obligor, jointly and severally, covenants and agrees with each Lender, the Issuer and the Agent that it will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 10.1 Business Activities. Each Obligor will not, and will not permit any of its Subsidiaries to, engage in any business activity except for its current business and those related business activities engaged in on the date of this Agreement (and activities reasonably incidental, complementary or reasonably related thereto).

Section 10.2 Indebtedness. Each Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness in respect of the Obligations;

(b) to the extent initially incurred within nine (9) months of the Closing Date, Subordinated Debt in an aggregate principal amount at any time outstanding not to exceed $15,000,000; provided that such Subordinated Debt is on terms and conditions satisfactory to the Agent in its sole discretion;

(c) Indebtedness existing as of the Closing Date which is identified in Schedule 10.2 hereto and any Refinancing Indebtedness in respect thereof;

(d) unsecured Indebtedness for trade payables incurred in the ordinary course of business of the Borrower and its Subsidiaries and (ii) indebtedness in respect of performance, surety, workers’ compensation or appeal bonds, in each case provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e) Indebtedness of the Borrower comprised of Hedging Obligations permitted pursuant to Section 10.13;

(f) Purchase Money Indebtedness, (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of fixed assets (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower or any of its Subsidiaries; provided that, all such Indebtedness is incurred within 60 days of the acquisition of the related property, (ii) in respect of Capitalized Lease Liabilities and (iii) in respect of Synthetic Leases; provided, that the aggregate amount of all Purchase Money Indebtedness outstanding pursuant to this clause (f) shall not at any time exceed $2,500,000;

(g) Contingent Obligations of any Obligor in respect of Indebtedness or other obligations of any other Obligor otherwise permitted under this Section 10.2 and the Credit Documents;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three (3) Business Days of incurrence thereof;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) unsecured Indebtedness maturing after the Term Loan Maturity Date issued to sellers in connection with Permitted Acquisitions, subject to subordination and other terms satisfactory to the Agent;

(k) unsecured Indebtedness in the form of obligations under indemnification, purchase price adjustments, incentive, non-compete, consulting, deferred compensation and similar obligations incurred in connection with any Permitted Acquisition;

(l) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(m) unsecured intercompany Indebtedness of the Borrower and its Subsidiaries which are Obligors and intercompany accounts among the Borrower and its Subsidiaries which are Obligors incurred in the ordinary course of business;

(n) Founder Earn-Out Payments; and

(o) other Indebtedness (not described in this Section) in an aggregate amount at any time outstanding not to exceed $2,000,000.

Section 10.3 Liens. Each Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) Liens existing as of the Closing Date and disclosed in Schedule 10.3 hereto, to the extent securing specific Indebtedness described in Section 10.2(c); provided, that no such Lien shall encumber any additional property (other than proceeds, products or replacements of such property) not already securing such Indebtedness on the Closing Date or secure any other Indebtedness (other than replacement Indebtedness permitted by Section 10.2(c));

(c) Liens securing specific Indebtedness incurred pursuant to Section 10.2(f); provided, that (i) such Lien is granted within 60 days after such Indebtedness is incurred, and (ii) such Lien secures only the assets (and the proceeds, products or replacements of such assets) that have been acquired with the proceeds of such Indebtedness;

(d) Liens in favor of carriers, warehousemen, suppliers, repairmen, mechanics, materialmen, landlords and other similar liens granted in the ordinary course of business for amounts not overdue for a period of more than 60 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves or other appropriate provision in accordance with GAAP shall have been made therefor;

(e) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, trade contracts, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds (including such Indebtedness described in Section 10.2(d)(ii) hereof);

(f) judgment Liens which do not otherwise result in an Event of Default;

(g) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances, in each case, not interfering in any material respect with the ordinary course of business of the Borrower or any of its Subsidiaries, and any exceptions to title appearing in any title insurance policy issued in connection with any mortgage and accepted by the Agent;

(h) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves or other appropriate provisions in accordance with GAAP shall have been made;

(i) Liens arising from precautionary UCC financing statements regarding operating leases, provided that any such Lien is limited to the related equipment leased;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalent Investments on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;

(k) licenses of patents, trademarks or other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(l) (i) leases (or subleases) of the Real Estate, and any interest or title of a lessee under any lease in such lease, to the extent entered into, or granted, in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Subsidiaries, and (ii) Liens that may be placed on leased (or subleased) Real Estate by a lessor;

(m) Liens that are replacements of Permitted Liens to the extent that the replacement Liens only encumber those assets that secured the original Indebtedness and the Indebtedness secured by such replacement Lien does not exceed the amount of such original Indebtedness immediately prior to the granting of such replacement Lien;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods in the ordinary course of business;

(o) Liens on insurance policies and the proceeds thereof in favor of the provider of such policies securing the financing of the premiums with respect thereto; and

(p) other Liens (not described above) in an aggregate amount at any time outstanding not to exceed $2,000,000.

Section 10.4 Investments. Each Obligor will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment, except:

(a) Investments existing on the Closing Date and identified in Schedule 10.4 hereto;

(b) Cash Equivalent Investments (including if such Investment which when made complied with the requirements of the definition of “Cash Equivalent Investments,” such Investment may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements) or bank deposits;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments by way of loans, advances, contributions to capital or purchases of Capital Securities by any Obligor in any other Obligor (other than Holdings);

(e) Investments by way of loans, advances, contributions to capital or purchases of Capital Securities by any Obligor in any non-Obligor Subsidiaries in an amount not to exceed $3,000,000 in any Fiscal Year or $5,000,000 in the aggregate during the term of this Agreement;

(f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with (A) leases of Real Estate, (B) public utilities, and (C) the purchase price of goods or services, in each case in the ordinary course of business;

(g) Investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted under Section 10.8;

(h) without duplication, Investments to the extent permitted as Indebtedness pursuant to Section 10.2(e);

(i) loans or advances to shareholders, officers, directors, consultants or employees of any Obligor, to the extent that (i) they are made in the ordinary course of business and (ii) the aggregate amount of all such loans and advances does not exceed $750,000 outstanding at any time;

(j) Investments consisting of Contingent Liabilities constituting Indebtedness permitted by Section 10.2;

(k) the endorsement of negotiable instruments held for collection in the ordinary course of business;

(l) any redemption or repurchase of Capital Securities permitted by Section 10.5;

(m) Investments by way of the acquisition of assets or Capital Securities pursuant to Permitted Acquisitions;

(n) Investments by Holdings in other Obligors; and

(o) other Investments (not described above) in an aggregate amount at any time outstanding not to exceed $1,500,000.

Section 10.5 Restricted Payments. Each Obligor will not, and will not permit any of its Subsidiaries to, declare, make or permit, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) any Obligor may pay dividends solely in shares of any class of its Capital Securities (other than Disqualified Capital Securities);

(b) any Subsidiary may pay cash dividends to any Obligor (other than Holdings);

(c) the Borrower and its Subsidiaries may make distributions to Holdings in amounts sufficient to permit Holdings to pay (i) any required estimated payments of federal, state and local income taxes or any federal, state and local income taxes otherwise due and payable, (ii) franchise taxes and (iii) other similar licensing expenses incurred in the ordinary course of business;

(d) the Borrower and its Subsidiaries may make distributions to Holdings in amounts sufficient to permit Holdings to (i) pay general corporate, administrative and overhead expenses incurred by Holdings in the ordinary course of business and (ii) pay compensation, indemnification and reimbursement obligations to its directors and officers in the ordinary course of business;

(e) the Borrower and its Subsidiaries may make distributions to Holdings in amounts sufficient to permit Holdings to repurchase Capital Securities issued to employees, directors and officers of the Borrower or the Subsidiaries (including repurchases of Capital Securities from severed or terminated employees, directors and officers) and make payments to employees, directors and officers of the Borrower or the Subsidiaries in connection with Capital Securities (and the exercise thereof) pursuant to incentive plans or arrangements, in an aggregate amount under this clause not to exceed $1,000,000 in any Fiscal Year and $3,000,000 in the aggregate;

(f) any payment of Subordinated Debt made in accordance with the terms of the Subordinated Debt Documents;

(g) the Permitted Distributions;

(h) Founder Earn-Out Payments; and

(i) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, to reimburse Sponsor for reasonable out-of-pocket fees and costs incurred by it on behalf of the Borrower (including, without limitation, the reasonable out-of-pocket costs of attorneys, consultants and accountants).

Section 10.6 Issuance of Capital Securities. Except as expressly permitted by this Agreement, each Obligor will not, and will not permit any of its Subsidiaries to:

(a) issue any Disqualified Capital Securities; or

(b) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment prior to at least six months after the Maturity Date in respect of any Capital Securities of such Person or any option, warrant or other right to acquire any such Capital Securities.

Any Capital Securities issued by the Borrower or any of its Subsidiaries (excluding 35% of the Voting Securities of Foreign Subsidiaries) shall be pledged to the Agent for the benefit of the Secured Parties pursuant to a Credit Document.

Section 10.7 Consolidation, Purchase, etc. Each Obligor will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets or Capital Securities of any Person (or any division thereof), except that (i) any Subsidiary of the Borrower may liquidate or dissolve into, consolidate with, or merge into the Borrower or any other Obligor other than Holdings and (ii) any Obligor other than the Borrower may liquidate or dissolve, consolidate with, or merge into or with any other Person in connection with a Permitted Acquisition so long as the surviving entity is an Obligor.

Section 10.8 Sale of Assets. Each Obligor will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of their assets, business or property, whether now owned or hereafter acquired (including accounts receivable), or sell any Capital Securities of any of the Borrower’s Subsidiaries to any Person (other than to an Obligor), except: (a) sales of inventory, other goods, cash and Cash Equivalent Investments in the ordinary course of business; (b) a discount of or an adjustment to any account receivable in accordance with past practices; (c) pursuant to Section 10.2, Section 10.7 or 10.11; (d) the sale or other disposition of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business; (e) the abandonment of any rights, franchises, licenses or intellectual property that the Borrower reasonably determines are no longer (i) useful to its (or such Subsidiary’s) business or (ii) commercially desirable; (f) leases permitted by Section 10.3(l); (g) the sale or other disposition of assets resulting from a casualty, condemnation, seizure or similar event; and (h) any other dispositions, so long as Obligor or such Subsidiary receives fair market value in consideration for such sale and the aggregate consideration payable in connection with all such dispositions does not exceed $2,000,000 in any Fiscal Year.

Section 10.9 Transactions with Affiliates. Excluding payments or distributions otherwise expressly permitted hereunder (or transactions between or among Obligors), the Obligors will not, nor will the Obligors permit any of their Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate of an Obligor, unless such arrangement, transaction or contract is (a) on fair and reasonable terms no less favorable to an Obligor or such Subsidiary than it could obtain in an arm’s length transaction with a Person that is not an Affiliate, (b) for ordinary business purposes and (c) if the transaction involves the Sponsor, the Agent receives ten (10) days prior written notice of any transaction with the Sponsor; provided, however, that the provisions of this Section 10.9 are not intended to restrict the ability of the Borrower to enter into transactions with Affiliates to the extent that (i) they constitute payment of reasonable director, officer and employee compensation (including bonuses) and other reasonable benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, each made in the ordinary course of business; or (ii) where the only consideration paid by the Borrower is in Capital Securities of the Borrower.

Section 10.10 Restrictive Agreements. The Obligors will not, nor will they permit any of their Subsidiaries to, enter into or permit to exist any agreement prohibiting:

(a) other than in connection with Subordinated Debt, the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired to the extent any such negative pledge would prohibit the creation or first priority perfection of any Liens on the Collateral (subject to Liens permitted by Section 10.3 hereof or the agreements governing any Indebtedness secured by such Liens) securing payment of the Obligations;

(b) the ability of any such Person to amend or otherwise modify any Credit Document; or

(c) the ability of any such Person to make any payments, directly or indirectly, to any Obligor, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments (other than in connection with Subordinated Debt).

The foregoing prohibitions shall not apply to restrictions contained in or by reason of (i) any Credit Document, (ii) any Purchase Money Indebtedness with respect to Liens on assets securing such Indebtedness or (iii) applicable law.

Section 10.11 Sale and Leaseback. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

Section 10.12 Amendment to Material Documents. Each Obligor will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify or waive any provision of:

(a) except to the extent expressly required by law, any Organizational Document of Holdings and its Subsidiaries in any manner adverse to the interests, rights or obligations of any Secured Party; or

(b) any Subordinated Debt Document, unless in compliance with the terms of this Agreement and any subordination agreement executed in connection with such Subordinated Debt Documents.

Section 10.13 Hedging Obligation. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Obligations other than Hedging Obligations entered into in the ordinary course of business to manage interest rate risk of the Borrower and not for speculative purposes.

Section 10.14 Accounting Changes; Fiscal Year. No Loan Party will (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, or (ii) change its Fiscal Year.

Section 10.15 Plan Terminations, Minimum Funding, etc. No Obligor will, nor will any Obligor permit any of its Subsidiaries to, and will not permit any ERISA Affiliate to, (i) terminate any Plan or Plans so as to result in liability of the Obligors, their Subsidiaries or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to $500,000, (ii) permit to exist one or more events or conditions that present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Obligors, their Subsidiaries or ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan, or (iv) incur an obligation to contribute to, or become a contributing sponsor (as such term is defined in Section 4001 of ERISA) in, any Multi-Employer Plan or Multiple Employer Plan.

Section 10.16 Bank Accounts. No Obligor shall establish any new Deposit Accounts unless the Agent and the depository institution at which the account is to be opened enter into a Control Agreement pursuant to which such depository institution acknowledges the security interest of the Agent in such Deposit Account, agrees to comply with instructions originated by the Agent directing disposition of the funds in the Deposit Account without further consent from the Borrower or such Obligor, and agrees to subordinate and limit any security interest the bank may have in the Deposit Account and waive all rights of set-off with respect thereto (other than for customary fees and expenses) on terms satisfactory to the Agent.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

Section 11.1 Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

(a) Non-Payment of Obligations. Any Obligor shall fail to make any payment or prepayment of any principal of any Loan, any Reimbursement Obligation or any deposit of cash for collateral purposes when due, or any payment of interest on any Loan or in connection with any Reimbursement Obligation or any fee described in Article III or any other monetary Obligation, within three (3) Business Days of when due.

(b) Breach of Warranty. Any representation or warranty of any Obligor or Pledgor made, or deemed to be made, in any Credit Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made, or deemed to have been made, in any material respect.

(c) Non-Performance of Certain Covenants and Obligations. Holdings or the Borrower shall default in the due performance or observance of any of their respective obligations under Article VII, Sections 8.1, 8.6, 8.11 through 8.17, Article IX or Article X.

(d) Non-Performance of Other Covenants and Obligations. Any Obligor or Pledgor shall default in the due performance and observance of any agreement, covenant or obligation contained in any Credit Document executed by it (other than those described in Section 11.1(a)-(c) above), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date any Person is required pursuant to the Credit Documents or otherwise to give notice thereof to the Agent (whether or not such notice is actually given), or (ii) the date notice thereof shall have been given to the Borrower by the Agent or any Lender through the Agent.

(e) Default on Other Indebtedness. (i) A default shall occur and be continuing in the payment of an amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness (other than Indebtedness described in Section 11.1(a)), (ii) a default shall occur in the performance or observance of any obligation or condition with respect to such Material Indebtedness if the effect of such default is to accelerate the maturity of any such Material Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Material Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Material Indebtedness to be made, prior to its expressed maturity, in each case, regardless of whether such default is waived, or such right is exercised, by such holder (or trustee or agent), unless the effect of such waiver is to terminate permanently the right of such holder (or trustee or agent) to accelerate the maturity thereof or demand cash collateral in respect thereof on account of such default or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Secured Hedging Agreement, and such default shall continue after the applicable grace period, if any, specified in such Secured Hedging Agreement or any other agreement or instrument relating thereto

(f) Judgments. (i) Any judgment or order for the payment of money individually or in the aggregate in excess of $1,000,000 (exclusive of any amounts to the extent covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against Holdings or any of its Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days (or such longer period during which execution of the same shall have been stayed) after the entry thereof or (ii) enforcement proceedings shall have been commenced by any creditor upon any judgment or order for the payment of money individually or in the aggregate in excess of $1,000,000 (exclusive of any amounts to the extent covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) against Holdings or any of its Subsidiaries.

(g) Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(i) the institution of any steps by any Obligor, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

(ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

(h) Change in Control. Any Change in Control shall occur.

(i) Bankruptcy, Receivership, etc. Any Obligor or any of its Subsidiaries shall:

(i) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(ii) in the absence of such application, consent or acquiescence, as provided in clause (ii) above, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided, that each Obligor and each Subsidiary hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60 day period to preserve, protect and defend their rights under the Credit Documents;

(iii) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by any Obligor or any Subsidiary, such case or proceeding shall be consented to or acquiesced in by such Obligor, or such Subsidiary as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, that each Obligor and each Subsidiary hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60 day period to preserve, protect and defend their rights under the Credit Documents; or

(iv) take any board action authorizing any of the foregoing.

(j) Insolvency. Any Obligor or any Subsidiary shall (i) become “insolvent” as defined by Section 101(32) of the United States Bankruptcy Code, 11 U.S.C. §101(32) or generally fail to pay debts as they become due, (ii) admit in writing its inability or unwillingness generally to pay debts as they become due, or (iii) take any action in furtherance of any of clauses (i), (ii) or (iii) of Section 11.1(i) hereof.

(k) Impairment of Security, etc. Any Credit Document or any Lien granted thereunder (except Liens released in accordance with the terms of the Credit Documents) shall, in whole or in part, terminate, cease to be in effect or cease to be the legally valid, binding and enforceable obligation of any Obligor or Pledgor party thereto; any Obligor or Pledgor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Credit Document, any Lien on collateral with a value singly or in the aggregate in excess of $1,000,000 securing any Obligation shall, in whole or in part, cease to be a perfected Lien subject only to Liens permitted under Section 10.3.

(l) Uninsured Damage. The occurrence of any uninsured damage to or loss, theft or destruction of, any assets of any Obligor or any of their Subsidiaries and such damage, loss, theft or destruction shall exceed $1,000,000 in the aggregate at any time.

(m) Cessation of Business. Any cessation of a substantial part of the business of any Obligor for a period that could reasonably be expected to have a Material Adverse Effect.

Section 11.2 Action if Bankruptcy. If any Event of Default described in Section 11.1(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations, but excluding any Secured Hedging Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and the Borrower shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

Section 11.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 11.1(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations, but excluding any Secured Hedging Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

Section 11.4 Application of Proceeds. Following an Event of Default and acceleration of the Obligations, the Agent shall apply proceeds of Collateral as follows:

First, to payment of that portion of the Obligations constituting fees, expenses (including, without limitation, expenses relating to attorneys’ fees and other professionals’ fees), indemnities and other amounts due to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest and accrued and unpaid commitment fees or other fees, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Second” due to them;

Third, to payment of that portion of the Obligations constituting unpaid principal of any Loans and Reimbursement Obligations and to Cash Collateralize all Letter of Credit Outstandings, ratably amongst the Lenders in proportion to the respective amounts described in this clause “Third” due to them;

Fourth, to payment of all other Obligations, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Fourth” due to them; and

Finally, the balance, if any, after all of the Obligations have been satisfied, to the Borrower or as otherwise required by law.

For purposes of this Section 11.4, subject to Section 12.7 hereof, if there are Obligations arising out of Secured Hedging Agreements, the Agent shall determine whether such obligations are most appropriately characterized as interest, principal, fees or other and shall add those obligations to the appropriate category above. Any determination of the Agent in this regard shall be conclusive absent manifest error, provided, however, that the characterization of such obligations shall be the same with respect to all Secured Parties.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.1 Actions. Each Lender hereby irrevocably appoints PNC as its Agent. Each Lender authorizes the Agent to act on behalf of such Lender under each Credit Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of any Credit Document, including reasonable attorneys’ fees, and as to which the Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent’s gross negligence or willful misconduct. The Agent shall not be required to take any action under any Credit Document, or to prosecute or defend any suit in respect of any Credit Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent’s determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

Section 12.2 Funding Reliance, etc. Unless the Agent shall have been notified in writing by any Lender by 5:00 p.m. on the Business Day prior to the date of any Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, when all conditions to borrowing have been satisfied such Lender and the Borrower severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Open Rate for the first two (2) Business Days after which such amount has not been repaid, and thereafter at the interest rate applicable to Loans comprising such Borrowing.

Section 12.3 Exculpation. Neither the Agent nor any of its respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under any Credit Document, or in connection herewith or therewith, except for which are determined by a court of competent jurisdiction in a final proceeding to have resulted from their own gross negligence or willful misconduct, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Credit Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Credit Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper Person.

Section 12.4 Successor. The Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Lenders. If the Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Agent (with, so long as no Default or Event of Default has occurred and is continuing, the consent of the Borrower (each such consent not to be unreasonably withheld or delayed (and the Borrower shall be deemed to have consented if it fails to object to any assignment within five Business Days after it received written notice thereof)), provided that the resignation of the Agent is not contingent upon such consent), which Lender, upon such appointment (and all applicable consents), thereupon shall become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that if such retiring Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under the Credit Documents, and Section 13.3 and Section 13.4 shall continue to inure to its benefit.

Section 12.5 Loans by Agent. Agent shall have the same rights, powers and responsibilities with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not Agent. Agent and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower or Obligor as if Agent were not Agent hereunder.

Section 12.6 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Credit Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Credit Documents.

Section 12.7 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by the Credit Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Agent shall be entitled to rely upon any Secured Party that has entered into a Secured Hedging Agreement for a determination (which such Secured Party agrees to provide or cause to be provided upon request of each Agent) of the outstanding Obligations owed to such Secured Party under any Secured Hedging Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrower to the contrary, the Agent, in acting in such capacity under the Credit Documents, shall be entitled to assume that no Secured Hedging Agreements or Obligations in respect thereof are in existence or outstanding.

Section 12.8 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Agent has received a written notice from a Lender or any Obligor specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 13.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

Section 12.9 Additional Agents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Credit Document, the Syndication Agent and the Documentation Agent shall not have any duties or responsibilities, nor shall the Syndication Agent or the Documentation Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise extend against the Syndication Agent or the Documentation Agent.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Waivers, Amendments, etc.

(a) Waivers and Amendments. The provisions of each Credit Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:

(i) modify this Section without the consent of all Lenders;

(ii) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the maturity date of any Credit Extension made (or participated in) by any Lender or reduce any fees described in Article III payable to any Lender without the consent of such Lender or change the date or the amount of or the application any principal repayment described in Section 3.1(a) or (b), without the consent of each Lender to be adversely affected by such amendment, modification or waiver;

(iii) forgive the principal amount of or reduce the rate of interest on any Lender’s Loan or extend the date on which interest or fees are payable in respect of any Lender’s Loans, in each case, without the consent of such Lender (it being understood and agreed, however, that any vote to rescind the application of any default rate of interest or any acceleration made pursuant to Section 11.2 and Section 11.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(iv) reduce the percentage set forth in, or otherwise modify, the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(v) except as otherwise expressly provided in a Credit Document, release any Obligor from its Obligations under any Credit Documents or subordinate the right to payment of any Obligations, or release any material portion of the Collateral under the Credit Documents or subordinate the Agent’s Lien therein, in each case without the consent of all Lenders (and each counterparty under any Secured Hedging Agreement, if not then a Lender);

(vi) affect adversely the interests, rights or obligations of the Agent (in its capacity as the Agent) or the Issuer (in its capacity as Issuer), unless consented to by the Agent or the Issuer, as the case may be; or

(vii) modify the definitions of “Restricted Payments” or “Excess Cash Flow”; permit any Restricted Payments not expressly permitted by Section 10.5; waive, postpone or forgive any payment required under Section 3.1(d)(v); modify Section 10.5 or Section 3.1(d)(v); or modify any other definition if that modification would have the effect of causing any of the foregoing; without the consent of all Joint Lead Arrangers.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Loan Commitment of such Lender may not be increased or extended without the consent of such Lender.

(b) Secured Hedging Agreements. In addition to the foregoing, no amendment shall be made to any Credit Document without the consent of each counterparty to a Secured Hedging Agreement affected thereby if the effect thereof would be to exclude the Obligations evidenced by a Secured Hedging Agreement from the collateral security and other benefits of such Credit Document (it being understood that any release of Liens shall be permitted to be effectuated by Agent, Required Lenders or all Lenders (together with the consent of any counterparty to a Secured Hedging Agreement, if required), as applicable, in accordance with the terms of this Agreement).

(c) No Waiver. No failure or delay on the part of the Agent, the Issuer or any Lender in exercising any power or right under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, the Issuer or any Lender under any Credit Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(d) Non-Consenting Lender. In the event that any Lender or Lenders refuse to approve any waiver or amendment the Agent deems advisable, then the Agent may or, so long as no Event of Default has occurred and is continuing, the Borrower may (but neither shall be obligated to), upon notice to such Lender (and the Agent, if applicable), require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in Section 13.11), all of its interests, rights, duties and obligations under this Agreement and the Credit Documents to an Assignee Lender that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment); provided that (i) if it is an assignment at the request of the Borrower, the Borrower shall have received the prior written consent of the Agent (and if a Revolving Loan Commitment is being assigned, the Issuer), which consent shall not unreasonably be withheld or delayed, as to any such assignment which is made to any Person other than a then existing Lender, (ii) if it is an assignment at the request of the Agent and no Event of Default has occurred and is continuing, the Borrower (and if a Revolving Loan Commitment is being assigned, the Issuer) shall have consented to such assignment which consents shall not be unreasonably withheld or delayed and (iii) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents, from the assignee (to the extent of such outstanding principal, accrued interest and accrued fees) or Borrower (in the case of all other amounts).

Section 13.2 Notices; Time.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower or any other Obligor, to Voyetra Turtle Beach, Inc., 100 Summit Lake Drive, Suite 100, Valhalla, NY 10594, Attention: Bruce Murphy, Telecopier No. (914.345.2266), Telephone No. (914.345.2255 x.7830) and email: bruce.murphy@turtlebeach.com; and to VTB Holdings Inc., c/o Voyetra Turtle Beach, Inc., 100 Summit Lake Drive, Suite 100, Valhalla, NY 10594, Attention: Bruce Murphy, Telecopier No. (914.345.2266), Telephone No. (914.345.2255 x.7830) and email: bruce.murphy@turtlebeach.com; with a copy to Stripes Group, LLC, 70 East 55th Street, 11th Floor, New York, NY 10022, Attention: Kenneth A. Fox, Telecopier No. (212.823.0721), Telephone No. (212.823.0730) and email: ken@stripesgroup.com; and with a copy to Dechert LLP, 2929 Arch Street, Philadelphia, PA 19104, Attention: Henry N. Nassau, Esq., Telecopier No. (215.994.2222), Telephone No. (215.994.2138) and email: henry.nassau@dechert.com.

(ii) if to PNC, in its capacity as the Agent, the Issuer or a Lender, to PNC Bank, National Association, 1900 East Ninth Street, Cleveland, Ohio 44114, Attention: Keven Larkin, Telecopier No. (216.222.0129), Telephone No. (216.222.3101) and

email: keven.larkin@pnc.com; with a copy to: Agency Services, PNC Bank, National Association, Mail Stop: P7-PFSC-04-1, 500 First Avenue, Pittsburgh, Pennsylvania 15219, Attention: Agency Services, Telecopier No. (412.762.6442), Telephone No. (412.762.8672); and with a copy (which shall not constitute notice) to Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, Attention: Rachel Rawson, Telecopier (216.579.0212), Telephone (216.586.7276) and email: rlrawson@jonesday.com.

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter during regular business hours.

(e) Unless otherwise indicated, all references to the time of a day in a Credit Document shall refer to the time of day in Pittsburgh, Pennsylvania.

Section 13.3 Payment of Costs and Expenses.

(a) The Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by Agent, the Lead Arranger and their respective Affiliates (including, in each case, the fees, out-of-pocket charges and disbursements of Jones Day, as outside counsel to the Agent and the Lead Arranger, and, if necessary or appropriate, one local counsel in each relevant jurisdiction), field exam costs, third party appraisal fees, and environmental review costs, the extent applicable, in connection with:

(i) the negotiation, preparation, execution, delivery and administration of each Credit Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Credit Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(ii) the syndication of the Credit Extensions provided herein;

(iii) the filing, recording, refiling or rerecording of any Credit Document and/or any financing statements relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms of any Credit Document; and

(iv) the preparation and review of the form of any document or instrument relevant to any Credit Document.

(b) The Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(c) The Borrower shall pay and shall hold each Secured Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Credit Document, the Credit Extensions or the issuance of any Notes. The Borrower shall pay all costs and expenses incurred by each Secured Party (including the fees, charges and expenses of counsel for the Agent and the Lenders or other advisor or consultant for any Secured Party), in connection with the enforcement or protection of its rights, including in connection with any waiver, amendment, forbearance, out-of-court restructuring or otherwise (i) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (ii) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

Section 13.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies and holds harmless each Secured Party and each of their respective affiliates and each of their respective officers, directors, employees, advisers and agents (collectively, the “Indemnified Parties”) from and against any and all actions, claims, causes of action, suits, losses, liabilities, damages (including, without limitation, all special, indirect, consequential or punitive damages), costs and expenses (including, without limitation, in connection with any investigation, litigation or other proceeding or preparation of a defense in connection therewith) (collectively, the “Indemnified Liabilities”), in each case arising out of or in connection with:

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

(b) the entering into and performance of any Credit Document (including the Engagement Letter, the Term Sheet and the Fee Letter) by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);

(c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(d) any investigation, litigation, action or proceeding (including any threatened investigation, litigation action or proceeding) respectively made, filed, taken or instituted and related to any environmental cleanup, audit, compliance or other matter relating to either the protection of human health or the environment or the Release by any Obligor of any Regulated Substance;

(e) the presence on or under, or any Releases from, any real property owned or operated by any Obligor of any Regulated Substance (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor; or

(f) any damage arising from the use by others of information obtained through electronic, telecommunications or other information systems;

except for Indemnified Liabilities arising by action of a particular Indemnified Party which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the such Indemnified Party’s gross negligence or willful misconduct. Except as otherwise provided in this paragraph, the Obligors and their successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted with respect to any matter which is subject to the Obligors’ indemnity of an Indemnified Party hereunder. Except as otherwise provided in this paragraph, it is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, the Borrower’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of the Borrower with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities for which the Borrower is obligated to indemnify under the terms of this Section which is permissible under applicable law.

Notwithstanding anything to the contrary in this Agreement, no Indemnified Party shall effect the settlement or compromise of any litigation, investigation or proceeding (including any threatened litigation, investigation or proceeding) in respect of which indemnification may be sought, without the Borrower’s prior written consent (not to be unreasonably withheld).

Section 13.5 Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 13.3 and 13.4, and the obligations of the Lenders under Section 13.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 13.3 and 13.4) and the occurrence of the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated, expired or Cash Collateralized, all Secured Hedging Agreements have been terminated and all Commitments shall have terminated. The representations and warranties made by the Borrower in each Credit Document to which it is a party shall survive the execution and delivery of such Credit Document.

Section 13.6 Severability. Any provision of any Credit Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Credit Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.7 Headings. The various headings of each Credit Document are inserted for convenience only and shall not affect the meaning or interpretation of such Credit Document or any provisions thereof.

Section 13.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of Holdings, the Borrower, the Agent and each Lender (or notice thereof satisfactory to the Agent), shall have been received by the Agent.

Section 13.9 Governing Law; Entire Agreement. This Agreement shall be deemed to be a contract under the law of the State of New York and shall, pursuant to New York General Obligations Law Section 5-1401, for all purposes be governed by and construed and enforced in accordance with the law of the State of New York. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuer, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the law of the State of New York without regard to is conflict of laws principles. The Credit Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

Section 13.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Obligor may assign or transfer its rights or obligations hereunder without the consent of all Lenders (except as permitted by the Credit Documents).

Section 13.11 Assignments and Participations in Credit Extensions; Register. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with this the terms set forth below.

(a) Assignments. Any Lender, pursuant to a Lender Assignment Agreement, with the consent (which consent shall not be unreasonably delayed or withheld) of (i) the Borrower, to the extent no Default or Event of Default has occurred and is continuing (each such consent not to be unreasonably withheld or delayed (and the Borrower shall be deemed to have consented if it fails to object to any assignment within five Business Days after it received written notice thereof), (ii) the Issuer (with respect to assignments of Revolving Loans and Revolving Loan Commitments), and (iii) the Agent, may at any time assign and delegate to any one or more commercial banks, funds or other financial institutions; provided that with the consent of the Issuer (with respect to assignments of Revolving Loans or Revolving Loan Commitments) and upon notice to the Borrower and the Agent, upon the Agent’s acknowledgment on a Lender Assignment Agreement, any Lender may assign and delegate to any of its Affiliates or to any other Lender or to a Related Fund of any Lender (pursuant to applicable law) (each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s Loans, Letter of Credit Outstandings and Commitments in a minimum aggregate amount of $5,000,000 (or, if less, the entire remaining amount of such Lender’s Loans, Letter of Credit Outstandings and Commitments).

Notwithstanding the foregoing, the Issuer may withhold consent (to the extent a consent right exists) in its sole discretion to an assignment of Revolving Loans and Revolving Loan Commitments to a Person, if such assignment would, pursuant to any applicable laws, rules or regulations binding on the Issuer, result in a reduced rate of return to the Issuer or require the Issuer to set aside capital in an amount that is greater than that which is required to be set aside for any other Lender participating in the Letters of Credit. Each Obligor and the Agent shall be entitled to continue to deal solely and directly with a Lender in connection with the interests so assigned and delegated to an Assignee Lender until:

(i) notice of such assignment and delegation, together with (A) payment instructions, (B) the Internal Revenue Service forms or other statements contemplated or required to be delivered pursuant to Section 4.6, if applicable, and (C) addresses and related information with respect to such Assignee Lender, shall have been delivered to the Borrower and the Agent by such assignor Lender and such Assignee Lender;

(ii) such Assignee Lender shall have executed and delivered to (A) the Borrower and the Agent a Lender Assignment Agreement, accepted by the Agent, and (B) if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings and its Subsidiaries and Affiliates or their respective securities) will be made available and who may receive such information in accordance with the such Assignee Lender’s compliance procedures and applicable laws, including Federal and state securities laws; and

(iii) the processing fees described below shall have been paid.

From and after the date that the Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender under the Credit Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Credit Documents.

Within ten (10) Business Days after its receipt of notice that the Agent has received and accepted an executed Lender Assignment Agreement, if requested by the Assignee Lender, the Borrower shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder, if requested by such Lender, a replacement Note in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the Note then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Note. The assignor Lender shall mark each predecessor Note “exchanged” and deliver each of them to the Borrower. Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement.

Such assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,500 to the Agent upon delivery of any Lender Assignment Agreement; provided, however, that no such fee shall be payable in the case of an assignment to an Affiliate of the assignor Lender or a Related Fund with respect to such assignor Lender; and provided, further that, in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder), only a single such processing fee shall be payable for all such contemporaneous assignments.

Notwithstanding any other term of this Agreement, the agreement of PNC to issue the Letters of Credit shall not impair or otherwise restrict in any manner the ability of PNC to make any assignment of it Loans or Commitments, it being understood and agreed that PNC may resign as the Issuer in connection with the making of any assignment. Any attempted assignment and delegation not made in accordance with this Section shall be null and void. Notwithstanding anything to the contrary set forth above, (A) any Lender may (without requesting the consent of the Borrower, Issuer or the Agent) pledge its Loans and all or any portion of its rights in connection with this Agreement and the Credit Documents to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and (B) any Lender that is a fund that invests in bank loans may (without the consent of the Borrower or the Agent) pledge its Loans and all or any portion of its rights in connection with this Agreement and the Credit Documents to the holders (or to the trustees for such holders) of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, that any foreclosure or other exercise of remedies by such holder (or such trustee) shall be subject to the provisions of this Section regarding assignments in all respects. No pledge described in the immediately preceding clause (A) shall release such Lender from its obligations hereunder.

(b) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a

“Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.4 (d) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 13.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5 and 4.6 (subject to the requirements and limitations therein, including the requirements under Section 4.6(g) (it being understood that the documentation required under Section 4.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 4.11 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5 or 4.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 4.10 and 4.11 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.9 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c) Register. The Borrower hereby designates the Agent to serve as the Borrower’s agent, solely for the purpose of this Section, to maintain a register (the “Register”) on which the Agent will record each Lender’s Commitment, the Loans made by each Lender and the Notes evidencing such Loans (including principal amount and stated interest) owing to such Lender, and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Agent shall retain a copy of each Lender Assignment Agreement delivered to the Agent pursuant to this Section. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations in respect of such Loans or Notes. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person in whose name a Loan and related Note is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto and the Notes evidencing such Loans may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans or the Notes evidencing such Loans made pursuant thereto shall be registered in the Register only upon delivery to the Agent of a Lender Assignment Agreement duly executed by the assignor thereof. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto or the Notes evidencing such Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Agent as provided in this Section.

Section 13.12 Other Transactions. Nothing contained herein shall preclude the Agent, the Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Credit Documents, with any Obligor or any of their Affiliates in which such Obligor or such Affiliate is not restricted hereby from engaging with any other Person.

Section 13.13 Forum Selection, Consent to Jurisdiction, Service of Process. (a) The Borrower and each other Obligor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, any Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Agent, any Lender or any Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Obligor or its properties in the courts of any jurisdiction. (b) The Borrower and each other Obligor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other

Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. (c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 13.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.15 USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act, and the Borrower hereby agree to deliver such information to the Lenders as may be requested.

Section 13.16 Confidentiality; Publicity. Agent and each Lender shall hold all non-public information regarding the Obligors and their Subsidiaries and their respective businesses obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling confidential information, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services (provided that any such Person except a rating agency has agreed to be bound by the provisions of this Section 13.16 and with respect to a rating agency, it is informed of the confidential nature of the information and instructed to keep it confidential), (ii) to bona fide prospective transferees or purchasers of any interest in the Loans, and to prospective contractual counterparties (or the professional advisors thereto) in Hedging Agreements permitted hereby, provided that any such Persons shall have agreed to be bound by the provisions of this Section 13.16, and (iii) as required by law, subpoena, judicial order or similar order and in connection with any litigation. Confidential information shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than any Obligor or its Subsidiaries; provided Agent or a Lender, as the case may be, does not have actual knowledge that such Person is prohibited from disclosing such information. Agent and each Lender agree to use reasonable efforts to notify Borrower of any required disclosure under this Section 13.16 as far in advance as is reasonably practicable under the circumstances in order to give Borrower an opportunity to obtain appropriate relief or protection from a court of competent jurisdiction regarding such disclosure.

Section 13.17 Indemnification. The Lenders agree to indemnify the Agent and its Affiliates and the directors, officers, employees, agents and advisors of the Agent and the Agent’s Affiliates (collectively, the “Related Parties”), ratably according to their pro rata share of the Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, however, that no Lender shall be liable to the Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Agent’s and/or any Related Party’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Agent or any such Related Parties for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of all Obligations.

Section 13.18 Collateral Matters. The Agent may from time to time make such disbursements and advances (“Agent Advances”) that the Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, Letters of Credit, and other Obligations or to pay any other amount chargeable to the Borrower or the other Obligors pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 13.3. The Agent Advances shall constitute Obligations hereunder, shall be repayable on demand, shall be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Base Rate Loans. The Agent shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 13.17, each Lender agrees that it shall make available to the Agent, upon the Agent’s demand, in U.S. Dollars in immediately available funds, the amount equal to such Lender’s pro rata share of each such Agent Advance. If such funds are not made available to the Agent by such Lender, the Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Open Rate for three Business Days and thereafter at the Base Rate.

Section 13.19 Agency for Perfection. The Agent and each Lender hereby appoints the Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions. Without limiting the generality of the foregoing, each Lender hereby appoints the Agent for the purpose of perfecting the Agent’s Liens on the Deposit Accounts or on any other deposit accounts or securities accounts of any Obligor. Each Obligor by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 13.20 Proof of Claim. The Lenders and the Borrower hereby agree that after the occurrence of an Event of Default pursuant to Section 11.1(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to an Obligor or any of their respective Subsidiaries, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower or any of the Obligors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their agents and counsel and all other amounts due the Lenders and the Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 13.20 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 13.21 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Obligor hereby agrees, unless directed otherwise by the Agent or unless the electronic mail address referred to below has not been provided by the Agent to such Obligor that it will, or will cause its Subsidiaries to, provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent or to the Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or Continuation/Conversion Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Agent to an electronic mail address as directed by the Agent. In addition, each Obligor agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Agent.

(b) Platform. Each Obligor further agrees that Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(c) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNIFIED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE AGENT’S TRANSMISSION OF

COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTIES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Delivery Via Platform. The Agent agrees that the receipt of the Communications by the Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 13.22 Credit Bidding. Each Lender hereby irrevocably authorizes the Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 thereof, at any sale thereof conducted under the provisions of the Bankruptcy Code (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with applicable law.

Section 13.23 Payments Set Aside. To the extent that any Secured Parties receives a payment from or on behalf of the Borrower or any other Obligor, from the proceeds of any Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

VOYETRA TURTLE BEACH, INC.

By:	/s/ Bruce Murphy
Name:	Bruce Murphy
Title:	Chief Financial Officer

VTB HOLDINGS, INC.

By:
Name:	Kenneth A. Fox
Title:	President, CEO and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

VOYETRA TURTLE BEACH, INC.

By:
Name:	Bruce Murphy
Title:	Chief Financial Officer

VTB HOLDINGS, INC.

By:	/s/ Kenneth A. Fox
Name:	Kenneth A. Fox
Title:	President, CEO and Secretary

PNC BANK, NATIONAL ASSOCIATION as Agent, Swingline Lender, Issuer and as a Lender

By:	/s/ Keven Larkin
Name:	Keven Larkin
Title:	Vice President

SILICON VALLEY BANK, as a Lender

By:	/s/ Jack Gaziano
Name:	Jack Gaziano
Title:	Managing Director

CITIBANK, N.A. as a Lender

By:	/s/ Brian G. Williams
Name:	Brian G. Williams
Title:	Senior Vice President

National Penn Bank, as a Lender

By:	/s/ Alfred J. Doody
Name:	Alfred J. Doody
Title:	Vice President

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ David A. Buck

Name:	David A. Buck

Title:	Executive Director

First Niagara Bank, N.A. as a Lender

By:	/s/ Troy Jellerette
Name:	Troy Jellerette
Title:	Vice President

TriState Capital Bank as a Lender

By:	/s/ Timothy A. Merriman
Name:	Timothy A. Merriman
Title:	Senior Vice President

TD Bank, N.A. as a Lender

By:	/s/ Robert Ehrlich
Name:	Robert Ehrlich
Title:	Vice President

[M&T Bank], as a Lender

By:	/s/ Chris Tesla
Name:	Chris Tesla
Title:	Vice President